                                                                 EXHIBIT 10.26




                                     NISSAN
                     DEALER TERM SALES & SERVICE AGREEMENT

         THIS AGREEMENT is entered into effective the day last set forth below by and between the Nissan Division of NISSAN MOTOR CORPORATION IN U.S.A., a California corporation, hereinafter called Seller, and the natural person or entity identified as "Dealer" in the Final Article of this Agreement.

                                  INTRODUCTION

         The purpose of this Agreement is to establish Dealer as an authorized dealer of Nissan Products and to provide for the sale and servicing of Nissan Products in a manner that will best serve the interests of Seller, Dealer, other Authorized Nissan Dealers and owners and purchasers of Nissan Products. This Agreement sets forth: the rights which Dealer will enjoy as an Authorized Nissan Dealer; the responsibilities which Dealer assumes in consideration of its receipt of these rights; and the respective conditions, rights and obligations of Seller and Dealer that apply to Seller's grant to Dealer of such rights and Dealer's assumption of such responsibilities. It is understood that Dealer wishes an opportunity to qualify for a regular Nissan Dealer Sales & Service Agreement for Nissan Products and understands that for that purpose Dealer first must fulfill all of Dealer's undertakings hereinafter described.

         This is a personal services Agreement. In entering into this Agreement and appointing Dealer as provided below, Seller is relying upon the personal qualifications, expertise, reputation, integrity, experience, ability and representations of the individual(s) named herein as Principal Owner(s) and Executive Manager.

         Achievement of the purposes of this Agreement is premised upon mutual understanding and cooperation between Seller and Dealer. Dealer has entered into this Agreement in reliance upon Seller's integrity and expressed intention to deal fairly with Dealer and the consuming public. Seller has entered into this Agreement in reliance upon Dealer's integrity and ability and expressed intention to deal fairly with Seller and the consuming public.

         It is the responsibility of Seller to market Nissan Products throughout the Territory. It is the responsibility of Dealer to actively promote the retail sale of Nissan Products and to provide courteous and efficient service of Nissan Products. The success of Seller and Dealer will depend on how well they each fulfill their respective responsibilities under this Agreement. It is recognized that: Nissan Motor Co., Ltd. (hereinafter called "Manufacturer") will endeavor to provide motor vehicles that offer outstanding value to the consuming public; Seller will endeavor to establish a national network of Authorized Nissan Dealers that can provide effective sales and service effort at the retail level; and Dealer will endeavor to fulfill its responsibilities through aggressive, sound, ethical selling practices and through conscientious regard for customer service.

         Seller and Dealer shall refrain from engaging in conduct or activities which might be detrimental to or reflect adversely upon the reputation of Seller, Manufacturer, Dealer or Nissan Products and shall engage in no discourteous, deceptive, misleading or unethical practices or activities.

         For consistency and clarity, terms which are used frequently in this Agreement have been defined in Section 1 of the Standard Provisions. All terms used herein which are defined in the Standard Provisions shall have the meaning stated in said Standard Provisions. These definitions should be read carefully for a proper understanding of the Provisions in which they appear.

         To achieve the purposes referred to above, Seller and Dealer agree as follows:

ARTICLE FIRST:  Appointment of Dealer

         Subject to the conditions and Provisions of this Agreement, Seller:

         (a) appoints Dealer as an Authorized Nissan Dealer and grants Dealer the non-exclusive right to buy from Seller those Nissan Products specified in Dealer's current Product Addendum hereto, for resale, rental or lease at or from the Dealership Location(s) established and described in accordance with Section 2 of the Standard Provisions; and

         (b) grants Dealer a non-exclusive right, subject to and in accordance with Section 6.K of the Standard Provisions, to identify itself as an Authorized Nissan Dealer, to display the Nissan Marks in the conduct of it Dealership Operations and to use the Nissan Marks in the advertising, promotion and sale of Nissan Products in the manner provided in this Agreement.

ARTICLE SECOND:  Assumption of Responsibilities by Dealer

         Dealer hereby accepts from Seller its appointment as an Authorized Nissan Dealer and, in consideration of its appointment and subject to the other conditions and provisions of this Agreement, hereby assumes the responsibility for:

         (a) establishing and maintaining at the Dealership Location(s) the Dealership Facilities in accordance with Section 2 of the Standard Provisions;

         (b) actively and effectively promoting the sale at retail (and, if Dealer elects, the leasing and rental) of Nissan Vehicles within Dealer's Primary Market Area in accordance with Section 3 of the Standard Provisions;

         (c) servicing Nissan Vehicles and for selling and servicing Genuine Nissan Parts and Accessories in accordance with Section 5 of the Standard Provisions;

         (d) building and maintaining consumer confidence in Dealer and in Nissan Products in accordance with Section 5 of the Standard Provisions; and

         (e) performance of the additional responsibilities set forth in this Agreement, including those specified in Section 6 of the Standard Provisions.

ARTICLE THIRD:  Ownership

         (a) Owners. This Agreement has been entered into by Seller in reliance upon, and in consideration of, the personal qualifications, expertise, reputation, integrity, experience, ability and representations with respect thereto of the Principal Owner(s) named in the Final Article of this Agreement and in reliance upon Dealer's representations concerning the ownership of Dealer as follows:

                 (i) Dealer represents and agrees that the person(s) named as Principal Owner(s) in the Final Article of this Agreement, and only those person(s), shall be the Principal Owner(s) of Dealer;

                 (ii) Dealer represents and agrees that the person(s) named as Other Owner(s) in the Final Article of this Agreement, and only those person(s), shall be the Other Owner(s) of Dealer.

         (b) Holding Company. Seller requires that a natural person be named as the Principal Owner(s) of Dealer because Seller relies on the personal qualifications, expertise, reputation, integrity, experience, ability and representations of such individuals. If one or more of the owner(s) of Dealer is a corporation, partnership or other entity and not a natural person (hereinafter called "Holding Company"), Dealer and Seller agree that the natural persons listed in the Holding Company Addendum of this Agreement as owners of the Holding Company shall be deemed to be the Principal Owner(s) and Other Owner(s) of Dealer, as the case may be, and that the terms and conditions of this Agreement, including without limitation the provisions of this Article Third and Sections 12 and 15 of the Standard Provisions, shall apply to the owner(s) of the Holding Company as well as to Dealer. Dealer represents to Seller and agrees that the Holding Company is owned as indicated in the Holding Company Addendum to this Agreement.

         (c) Changes in Ownership. In view of the fact that this is a personal services agreement and in view of its objectives and purposes, this Agreement and the rights and privileges conferred on Dealer hereunder are not assignable, transferable or salable by Dealer, and no property right or interest is or shall be deemed to be sold, conveyed or transferred to Dealer under this Agreement.

Dealer agrees that any change in the ownership of Dealer specified herein requires the prior written consent of Seller, excepting only changes in the record or beneficial ownership interests of Other Owners not effecting a change in majority control or interest. Dealer shall give Seller prior notice of any proposed change in said ownership requiring the consent of Seller and immediate notice of the death or incapacity of any Principal Owner. No such change, and no assignment of this Agreement or of any right or interest herein, shall be effective against Seller unless and until embodied in an appropriate amendment to or assignment of this Agreement, as the case may be, duly executed and delivered by Seller and by Dealer. Seller shall not, however, unreasonably withhold its consent to any such change. Seller shall have no obligation to transact business with any person who is not named either as a Principal Owner or Executive Manager of Dealer hereunder or otherwise to give effect to any proposed sale or transfer of the ownership or management of Dealer prior to having concluded the evaluation of such a proposal as provided in Section 15 of the Standard Provisions.

ARTICLE FOURTH:  Management

         (a) Executive Manger. Seller and Dealer agree that the retention by Dealer of qualified management is of critical importance to the successful operation of Dealer and to the achievement of the purposes and objectives of this Agreement. This Agreement has been entered into by Seller in reliance upon, and in consideration of, the personal qualifications, expertise, reputation, integrity, experience, ability and representations with respect thereto of the person named as Executive Manger in the Final Article of this Agreement and on Dealer's representation to Seller and agreement that the person identified as Executive Manger shall be Dealer's executive manager, shall have full managerial authority for the Dealership Operations, and shall continually provide his or her personal services in operating the dealership and will be physically present at the Dealership Facilities.

         (b) Changes in Management. In view of the fact that this is personal Agreement and in view of its objectives and purposes, Dealer agrees that any change in the Executive Manger from that specified in the Final Article of this Agreement requires the prior written consent of Seller. Dealer shall give Seller prior notice of any proposed change in Executive Manger and immediate notice of the death or incapacity of any Executive Manger. No change in Executive Manger shall be effective unless and until embodied in an appropriate amendment to this Agreement duly executed and delivered by Seller and by Dealer. Subject to the foregoing, Dealer shall make its own, independent decisions concerning the hiring and firing of its employees, including without limitation, its Executive Manger.

         To enable Seller to evaluate and respond to Dealer concerning any proposed change in Executive Manger, Dealer agrees to provide, in the form requested by Seller and in a timely manner, all applications and information customarily requested by Seller to evaluate the proposed change. While Seller shall not unreasonably withhold its consent to any such change , it is agreed that any successor Executive Manger must possess personal qualifications, expertise, reputation, integrity, experience and ability which are, in the opinion of Seller, satisfactory. Seller will determine whether, in its opinion, in its opinion, the proposed change is likely to result in a successful dealership operation with capable management that will satisfactorily perform Dealer's obligations under this Agreement. Seller shall have no obligation to transact business with any person who is not named as an Executive Manger of Dealer hereunder prior to having concluded its evaluation of such person.

         (c) Evaluation of Management. Dealer and Seller understand and acknowledge that the personal qualifications, expertise, reputation, ability, integrity, experience and ability of the Executive Manager and his or her ability to effectively manage Dealer's day-to-day Dealership Operations is critical to the success of Dealer in performing its obligations under this Agreement. Seller may from time to time develop standards and/or procedures for evaluating the performance of the Executive Manger and of Dealer's personnel generally. Seller may, from time to time, evaluate the performance of the Executive Manager and will advise Dealer and the Executive Manager of the results of such evaluations, and Dealer shall promptly take such action as may be required to correct any deficiencies in the Executive Manger's performance to the reasonable satisfaction of Seller.

ARTICLE FIFTH:  Additional Provisions

         The additional Provisions set forth in the attached "Nissan Dealer Sales and Service Agreement Standard Provisions", bearing form number NDA-4S/9-88 are hereby incorporated in and made a part of this Agreement excepting only the Provisions contained in Sections 4, 14 and 16, which sections are deleted in their entirety from this Agreement and shall be of no force and effect. The Notice of Primary Market Area, Dealership Facilities Addendum, Product Addendum, Dealer Identification Addendum, Holding Company Addendum, if applicable and all Guides referred to in this Agreement (including references contained in the Standard Provisions referred to above) are hereby incorporated in and made a part of this Agreement. Dealer further agrees to be bound by and comply with: the Warranty Manual; Seller's Manuals or Instructions heretofore or hereafter issued by Seller to Dealer; any amendment, revision or supplement to any of the foregoing; and any other manuals heretofore or hereafter issued by Seller to Dealer.

ARTICLE SIXTH:  Termination of Prior Agreements

         This Agreement cancels, supersedes and annuls all prior contracts, agreement and understandings except as stated herein, all negotiations, representations and understandings being merged herein. No waiver, modification or change of any of the terms of this Agreement or change or erasure of any printed part of this Agreement or addition to it (except filling of blank spaces and lines) will be valid or binding on Seller unless approved in writing by the President or an authorized Vice-President of Seller.

ARTICLE SEVENTH:  Term

         This Agreement shall have a term commencing on the effective date hereof and, subject to its earlier termination in accordance with the Provisions of this Agreement, expiring on the expiration date indicated in the Final Article of this Agreement. Subject to other applicable Provisions of this Agreement, this Agreement shall automatically terminate at the end of such stipulated term without any action by either Dealer or Seller.

ARTICLE EIGHTH:  License of Dealer

         If Dealer is required to secure or maintain a license for the conduct of its business as contemplated by this Agreement in any state or jurisdiction where any of its Dealership Operations are to be conducted or any of its Dealership Facilities are located, this Agreement shall not be valid until and unless Dealer shall have furnished Seller with written notice specifying the date and number, if any, of such license or licenses issued to Dealer, Dealer shall notify Seller immediately in writing if Dealer shall fail to secure or maintain any and all such licenses or renewal thereof or, if such license or licenses are suspended or revoked, specifying the effective date of any such suspension or revocation.

ARTICLE NINTH:  Initiation of Legal Proceedings

         Should a proceeding of any nature be filed with or initiated by any Court or administrative body seeking to prevent or delay Seller from entering into a Nissan Dealer Sales & Service Agreement with Dealer and/or seeking damages resulting from Seller doing so, Seller shall be under no obligation to do so, so long as such proceeding is pending, and if, as a result of such proceeding, Seller shall be enjoined or prevented from entering into a Nissan Dealer Sales & Service Agreement with Dealer, any offer made pursuant to Article Twelfth shall be void, and Seller shall have no liability to Dealer for any damages which Dealer may suffer thereby.

ARTICLE TENTH:  Breach By Dealer

         Dealer's failure to carry out fully all of the terms and Provisions of this Agreement, including those terms and provisions incorporated herein by reference, shall be a breach of the entire Agreement, and Seller shall be under no obligation to Dealer to extend this Agreement in whole or in part or to enter into a regular Nissan Dealer Sales & Service Agreement with Dealer or be under any other obligation to Dealer.

         Upon Dealer's failure to meet any interim deadlines set forth in Article Twelfth of this Agreement or the occurrence of any of the other events warranting termination of this Agreement as set forth in Section 12 of the Standard Provisions, Seller may terminate this Agreement; prior to the expiration date hereof, by giving Dealer written notice thereof, such termination to be effective upon the date specified in such notice, or such latter date as may be required by any applicable statute.

ARTICLE ELEVENTH:  Execution of Agreement

         This Agreement, and any Addendum or amendment or notice with respect thereto, shall be valid and binding on Seller only when it bears the signature of either the President or an authorized Vice-President of Seller and, when such signature is a facsimile, the manual countersignature of an authorized employee of Seller and a duplicate original thereof is delivered personally or by mail to the Dealership Location. This Agreement shall bind Dealer only when it is signed by: a duly authorized officer or executive of Dealer if a corporation; one of the general partners of Dealer if a partnership; or Dealer if an individual.

ARTICLE TWELFTH:  Conditions of Seller's Offer

         If this Agreement is not terminated prior to the expiration date set forth in the Final Article, Seller may offer to enter into as of such date a Nissan Dealer Sales & Service Agreement in such form as may be in use by Seller at such time. Seller will make the offer and Dealer may accept such offer only if Dealer has fulfilled and continues to fulfill, during the term of this Agreement and at the expiration thereof, all of the following conditions, each of which Dealer understands and agrees to be reasonable and necessary:

         (a) Comply with Seller's net working capital and net worth requirements as specified in SECTION 6.E and in amount not less than the Guides therefor as specified in the Final Article of this Agreement;

         (b) Provide Seller, on or before the tenth day of each month, on such forms as may be designated by Seller, with the financial and operating statement specified in Section 6.G.1 of the Standard Provisions;

         (c) If New Dealership Facilities are required under Article Twelfth (d), below:

                 (i) Complete the acquisition and installation, at the New Dealership Facilities, of signs, furniture, furnishings, tools and equipment as required by Seller for Dealer's New Dealership Facilities;

                 (ii) Employ that number of qualified persons to operate the dealership as required by Seller for Dealer's New Dealership Facilities;

                 (iii) Comply with all other of Seller's requirements of Dealer to operate the New Dealership Facilities and qualify in all other respects for a Nissan Dealer Sales & Service Agreement;

                 (iv) Comply with all federal, state and local governmental licensing and other requirements for Dealer to do business as an Authorized Nissan Dealer at the New Dealership Facilities;

         (d) New Dealership Facilities (or upgrade to existing Dealership Facilities, if applicable):

         (e)     Other Conditions (if any):

ARTICLE THIRTEENTH:  Special Conditions

See Exhibit "A" which is incorporated by this reference into this Agreement for all purposes.

                                 FINAL ARTICLE


Dealer____________________________________________________________________, is
a(an) (SELECT ONE) [ ]individual  [ ]partnership   [ ]corporation,

incorporated or formed under the laws of the State of __________________ doing business as __________________________________________________________________
("Dealer").  Dealer is located in ____________________________________________.
                                          City                   State

The Principal Owner(s) of Dealer are as follows:

                                                           PERCENTAGE
           NAME                    RESIDENCE                INTEREST
           ----                    ---------                --------




The Other Owner(s) of Dealer are as follows:


                                                           PERCENTAGE
           NAME                    RESIDENCE                INTEREST
           ----                    ---------                --------





The Executive Manger of Dealer is as follows:

                                                           PERCENTAGE
           NAME                    RESIDENCE                INTEREST
           ----                    ---------                --------





Expiration Date                      _______________________________
Working Capital Guide Requirement:   _______________________________
Net Worth Guide Requirement:         _______________________________


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in triplicate as of ____________________________, 19________ at Carson,
California.

DEALER:
------------------------------------------------------------------------------
By:                                    SELLER:
   ---------------------------------
         Title                         NISSAN DIVISION
              ----------------------
                                       NISSAN MOTOR CORPORATION IN U.S.A.
                                       By
                                         -------------------------------------
                                       Title
                                            ----------------------------------
                                       By
                                         -------------------------------------
                                       Title
                                            ----------------------------------

                                   EXHIBIT A

This Exhibit is incorporated by reference in and is a part of the Nissan Dealer Term Sales And Service Agreement between Dealer and Seller dated November ____, 1996.

Article Thirteenth is hereby amended to read as follows:

Article Thirteenth, Special Conditions:

         A.      Exclusivity Provisions

         In order for Dealer to maintain competitive dealership facilities to effectively market Nissan Products, Dealer hereby agrees to comply at all times hereunder with the following provisions (hereinafter "Exclusivity Provisions"):

                 1) The only line-make of New, unused motor vehicles which Dealer shall display and sell at the Approved Site shall be the Nissan line and make of motor vehicles. Dealer shall not conduct any dealership operations for any other make or line of vehicles form the Approved Site throughout the term of this Agreement.

                 2) Dealer shall sell and maintain a full line of Genuine Nissan Parts and Accessories at the Approved Site and shall provide a full range of automotive servicing for Nissan vehicles at the Approved Site pursuant to Section 5 of the Standard Provisions. Nothing contained herein, however, shall preclude Dealer from offering parts, accessories or servicing for vehicles of other lines or makes so long as such products or services are incident to Dealer's Nissan Dealership Operations.

                 3) Dealer shall not advertise or promote any make or line of new unused vehicles from the Approved Site other than the Nissan line.

                 4) Dealer shall not install or maintain any sign at or near the Approved Site which would tend to lead the public into believing that any line or make of vehicles other than the Nissan line is sold at the Approved Site.

                 5) Any failure by Dealer to abide by the foregoing subparts (1) through (4) shall constitute a material breach of the Agreement constituting "Good Cause" for termination under Section 5.02 of the Texas Motor Vehicle Commission Code.

         B.      Right of First Refusal on Sale of Assets.

         In addition to its rights under Articles Third and Fourth and Section 15 of the Standard Provisions, dealer agrees that, whenever there is proposal to sell substantially all of the assets necessary to conduct the Dealership Operations or whenever there is a proposal to transfer any rights or obligations under this Agreement, Seller shall have the additional right and option, but not the obligation, to purchase the dealership assets or ownership interests pursuant to this Article Tenth.

                 1) If Seller chooses to exercise its right of first refusal, it must do so in its written response to the proposed sale or transfer pursuant to Section 15. Dealer agrees not to complete any proposed change or sale prior to the expiration of the period for exercise of Seller's right of first refusal and without SELLER's prior written consent. Such exercise shall be null and void if Dealer withdraws its proposal within thirty (30) days following Dealer's receipt of Nissan's notice exercising its right of first refusal.

                 2) After being exercised, Seller's right to purchase may be assigned to any party, and SELLER hereby agrees to guarantee the full payment of the purchase price by such assignee. Seller's rights under this Article Tenth shall be binding on and enforceable against any assignee or successor in interest of Dealer or purchaser of Dealer's assets.

                 3) If Dealer has entered into a bona fide written buy/sell agreement respecting its Nissan dealership, Seller's right under this Article Tenth shall be a right of first refusal, enabling Seller to assume the prospective purchaser's rights and obligations under such buy/sell agreement. The purchase price and other terms of sale shall be those set forth in such agreement and any related documents. Seller may request and Dealer agrees to provide all other documents relating to Dealer and the proposed transfer, including, but not limited to, those reflecting any other agreements or understandings between the parties to the buy/sell agreement. If Dealer refuses either to provide such documentation or to state in writing that no such documents exist, it shall be conclusively presumed that the agreement is not bona fide.

                 4) If Seller determines pursuant to paragraph 3) above that the buy/sell agreement is not bona fide, Seller will so notify Dealer. Dealer shall have ten (10) days from its receipt of such notice within which to withdraw its proposal. Seller's exercise of its rights hereunder shall be null and void if Dealer withdraws its proposal within such time period. If the proposal is not withdrawn, Seller shall have the option, but no obligation, under this Article Tenth to purchase the principal assets of Dealer utilized in the Dealership Operations, including real estate and leasehold interest, and to terminate this Agreement and all rights granted Dealer hereunder. If the Dealership Facilities are leased by Dealer from an affiliated company, the right to purchase the principal assets of Dealer shall include the right to lease the Dealership Facilities. The purchase price Dealer's assets shall be at their fair market value as a going concern as negotiated by the parties and the other terms of sale shall be those agreed by Dealer and Seller. If Dealer and Seller are unable to reach a negotiated settlement in a reasonable time, the price and other terms of sale shall be established by arbitration in accordance with the rules of the American Arbitration.

                 5) In addition to any other rights Seller may have at law, in equity or hereunder, any conveyance of the dealership or dealership assets in violation of this right of first refusal shall be avoidable by Seller.

         C.      Right of First Refusal on Sale or Lease of Property to a Third
Party.

                 1) In addition to its rights under Articles Third and Fourth and Section 15 of the Standard Provisions, Dealer agrees that should Dealer seek to sell or lease all or substantially all of the Approved Site to a Third party, Seller shall have the additional right and option, but not the obligation, to purchase or lease the Approved Site pursuant to this Article Tenth.

                 2) If Seller chooses to exercise its right of first refusal, it must do so by written notice delivered to Dealer within sixty (60) days of Seller's receipt of notice of the proposed sale or lease by Dealer. Dealer agrees not to complete any proposed sale or lease prior to the expiration of the period for exercise of Seller's right of first refusal and without Seller's prior written consent, and agrees to allow Seller to perform an environmental study of the property. Such exercise shall be null and void if Dealer withdraws its sale or lease proposal within thirty (30) days following Dealer's receipt of Seller's notice exercising its right of first refusal.

                 3) After being exercised, Seller's right to purchase or lease may be assigned to any party, and Seller hereby agrees to guarantee the full payment of the purchase price or the rental payment by such assignee. Seller's rights under this Article Tenth shall be binding on or enforceable against any assignee or successor in interest of Dealer or purchaser of Dealer's assets. Seller may rescind its offer if the property is determined to be contaminated pursuant to an environmental study.

                 4) Should Seller actually purchase ro release the facility, Dealer shall also furnish to Seller copies of any easements, licenses, environmental studies or other documents affecting the property.

                 5) Dealer shall transfer the affected property by deed conveying marketable title free and clear of liens, claims, mortgages, encumbrances, tenancies and occupancies, or if applicable, by an assignment of any existing lease. The Warranty Deed shall be in proper form for recording. Dealer shall deliver complete possession of the property at the time of delivery of the Deed or lease assignment. Dealer shall also furnish to Seller copies of any easements, licenses, or other documents affecting the property and shall assign any permits or licenses which are necessary for the conduct of the Dealership Operations.

                 6) In addition to any other rights Seller may have at law, in equity or hereunder, any sale or lease of the Approved Site in violation of this right of first refusal shall be voidable by Seller.

         D.      Site Control

         Dealer agrees that under Article Third and Section 15 of the Agreement, Seller may reasonably require any proposed buyer of Dealer's assets or the stock of the dealership corporation to agree to identical Rights of First Refusal and exclusivity Provisions as a condition of Seller's consent to the change of ownership.

         E.      Sale or Transfer

         You and Dealer agree that, in consideration of Nissan's approval of you for ownership of a second Nissan dealership in Austin, which will be contiguous to you existing Nissan dealership, Round Rock Nissan and Town North Nissan may only be sold, transferred, or voluntarily terminated together as a whole and that these dealerships may not be sold, transferred or voluntarily terminated individually, unless Nissan, in its sole discretion gives its prior written consent.

         F.      Specific Performance in Event of Default

         Seller and Dealer agree that the Approved Site is unique. Should Dealer, for any reason whatsoever, fail to fully and in good faith perform its obligations hereunder, Dealer agree that monetary damages would be an inadequate remedy to NMC. The parties agree that NMC may seek such equitable relief, including specific performance and injunctive relief, as may be available to NMC, and Dealer hereby agrees not to challenge NMC''s right to seek such an equitable remedy.

         G.      Obligations Upon Public offering

         It is understood by Seller that Dealer is contemplating taking action that will result in Public Ownership of an entity that will assume ownership of Dealer. Dealer hereby agrees that: i) These actions will not be taken without NMC's express written consent; ii) Taking these actions without NMC's consent and/or without complying with NMC's Public Ownership terms and conditions constitutes a material breach of the Agreement, is an event warranting termination of the Agreement under Section 12.A. of the Agreement and constitutes "Good Cause" for termination under Section 5.02 of the Texas Motor Vehicle Commission Code; and iii) Prior to taking these actions, Dealer will enter into, and comply with, the terms and conditions of Seller's "Public Ownership Agreement," in the form attached hereto as Attachment 1.

DEALER:

-------------------------------------------------------------------------------------------------------------------------
                                                          (Name)

-------------------------------------------------------------------------------------------------------------------------
                                                   (Doing Business As)

By                                                          SELLER:
   ------------------------------------------------
                 (SIGNATURE)                                NISSAN DIVISION
                                                            NISSAN MOTOR CORPORATION IN U.S.A.
---------------------------------------------------
         (TYPE NAME AND TITLE)

                                                            By
---------------------------------------------------            ----------------------------------------------------------
City                      State                                              (SIGNATURE)


---------------------------------------------------         -------------------------------------------------------------
                 Dealer Code                                        (TYPE NAME AND TITLE)


                                                            -------------------------------------------------------------
                                                                             (SIGNATURE)


                                                            -------------------------------------------------------------
                                                                    (TYPE NAME & TITLE)

                                 NISSAN DEALER

                          SALES AND SERVICE AGREEMENT




                              STANDARD PROVISIONS





                                NISSAN DIVISION
                       NISSAN MOTOR CORPORATION IN U.S.A.

                   NISSAN DEALER SALES AND SERVICE AGREEMENT
                              STANDARD PROVISIONS
                               TABLE OF CONTENTS


1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.  Dealership Location and Dealership Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         A.      Location and Facilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         B.      Dealership Facilities Addendum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         C.      Changes and Additions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         D.      Assistance Provided by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         E.      Evaluation of Dealership Facilities and Location . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

3.  Vehicle Sales Responsibilities of Dealer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         A.      General Obligations of Dealer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         B.      Sales of Nissan Cars and Nissan Trucks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         C.      Metropolitan Markets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         D.      Additional Factors for Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         E.      Used Motor Vehicle Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         F.      Dealer Sales Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         G.      Assistance Provided by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         H.      Evaluation of Dealer's Sales Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

4.  Determination of Dealer Representation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         A.      Development of Market Studies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         B.      Appointment of New Authorized Nissan Dealers to Fill Open Points . . . . . . . . . . . . . . . . . . . 7

5.  Responsibilities of Dealer with Respect to Service and Parts  . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         A.      General Service Obligations of Dealer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         B.      Specific Service Obligations of Dealer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         C.      Service Operations of Dealer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         D.      Parts Operations of Dealer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         E.      Assistance Provided by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         F.      Evaluation of Dealer's Service and Parts  Performance  . . . . . . . . . . . . . . . . . . . . . . .  14

6.  Other Seller and Dealer Responsibilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         A.      Advertising and Promotion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         B.      Dealer Disclosures and Representations Concerning Nissan Products and Other Products of
                 Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         C.      Signs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         D.      Hours of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         E.      Capital and Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         F.      Accounting System  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         G.      Records and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17





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

         H.      Nissan Datanet System  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         I.      Right of Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         J.      Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         K.      Use of Nissan Marks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

7.  Purchase and Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         A.      Dealer Purchases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         B.      Delays in Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         C.      Shipment of Nissan Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         D.      Passage of Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         E.      Security Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         F.      Charges for Storage and Diversions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         G.      Changes in Nissan Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

8.  Pricing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         A.      Nissan Vehicles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         B.      Genuine Nissan Parts and Accessories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

9.  Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         A.      Payment for Vehicles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         B.      Payment for Parts and Accessories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         C.      Accounts Payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         D.      Collection of Taxes by Dealer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

10.  Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

11.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         A.      Indemnification of Dealer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

12.  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

13.  Rights and Liabilities Upon Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

14.  Establishment of Successor Dealer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

15.  Sale of Assets of Ownership Interests in Dealer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

16.  Policy Review Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

17.  General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39





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
                                     NISSAN
                        DEALER SALES & SERVICE AGREEMENT


         The following Standard Provisions have by reference been incorporated in and made a part of the Nissan Dealer Sales & Service Agreement which they accompany and which has been executed on behalf of Seller and Dealer.

                            SECTION 1.  DEFINITIONS

         Seller and Dealer agree that the following terms, as used in this Agreement, shall be defined exclusively as set forth below.

         A. "Authorized Nissan Dealers" shall mean dealers located in the Territory that are authorized by Seller to conduct Dealership Operations in connection with the sale of Nissan Products, pursuant to a duly executed Nissan Dealer Sales and Service Agreement.

         B. "Nissan Cars" shall mean the new passenger cars specified in the current Product Addendum.

         C. "Nissan Trucks" shall mean the new trucks, cab and chassis, utility vehicles, buses or vans specified in the current Product Addendum.

         D.      "Nissan Vehicles" shall mean Nissan Cars and Nissan Trucks.

         E. "Genuine Nissan Parts and Accessories" shall mean such parts, accessories and other products for Nissan Vehicles as are from time to time offered for sale by Seller to Authorized Nissan Dealers for resale under this Agreement.

         F. "Nissan Products" shall mean Nissan Vehicles and Genuine Nissan Parts and Accessories.

         G. "Competitive Vehicles" shall mean those new vehicles which are considered by Seller to be directly competitive with Nissan Vehicles.

         H. "Industry Cars" shall mean all new cars of all manufacturers which are sold and distributed within the United States, to the extent data relating to registration thereof are reasonably available.

         I. "Competitive Truck Segment" shall include all compact pickup trucks, compact utility vehicles, and compact buses of all manufacturers which are sold and distributed within the United States, to the extent data relating to registration thereof are reasonably available.

         J. "Dealership Location" shall mean the place or places of business of Dealer established and described in accordance with Section 2 of this Agreement.

         K. "Dealership Facilities" shall mean the land areas at the Dealership Location and the buildings and improvements erected thereon provided by Dealer in accordance with Section 2 of this Agreement.

         L. "Dealership Facilities Addendum" shall mean the addendum executed by Seller and Dealer pursuant to Section 2 of this Agreement.

         M. "Dealership Operations" shall mean all dealer functions contemplated by this Agreement including, without limitation, sale and servicing of Nissan Products, use and display of Nissan Marks and Nissan Products, rental and leasing of Nissan Vehicles, sales of used vehicles, body shop work, financing or insurance services and any other activities undertaken by Dealer in connection with Nissan Products whether conducted directly or indirectly by Dealer.

         N. "Primary Market Area" shall mean the geographic area which is designated from time to time as the area of Dealer's sales and service responsibility for Nissan Products is in a Notice of Primary Market Area issued by Seller to Dealer. Seller reserves the right, in its reasonable discretion, to issue new, superseding "Notices of Primary Market Area" to Dealer from time to time. Such geographic area may at any time be applicable to Dealer and to other Authorized Nissan Dealers.

         O. "Principal Owner(s)" shall mean the person(s) named as Principal Owner(s) in the Final Article of this Agreement upon whose personal qualifications, expertise, reputation, integrity, experience, ability and representations concerning the management and operation of Dealer, Seller has relied in entering this Agreement.

         P. "Other Owner(s)" shall mean the person(s) named as Other Owner(s) in the Final Article of this Agreement who will not be involved in the operation or management of Dealer.

         Q. "Executive Manager" shall mean the person named as Executive Manager in the Final Article of this Agreement upon whose personal qualifications, expertise, reputation, integrity, experience, ability and representations that he or she shall devote his or her primary efforts to and have full managerial authority and responsibility for the day-to-day management and performance of Dealer, Seller has relied in entering in this Agreement.

         R. "Successor Addendum" shall mean the Successor Addendum, if any, executed by Seller and Dealer pursuant to Section 14 of this Agreement.

         S. "Guides" shall mean such reasonable standards as may be established by Seller for Authorized Nissan Dealers from time to time under its standard procedures with respect to such matters as dealership facilities, tools, equipment, financing, capitalization, inventories, operations and personnel. The execution of this Agreement or of any addenda hereto (including, without limitation, any Dealership Facilities Addendum) shall not, however, be construed as evidence of Dealer's fulfillment of or compliance with said Guides or of Dealer's fulfillment of its responsibilities under this Agreement.

         T. "Warranty Manual" shall mean the publication or publications of Seller, as the same may from time to time be amended, revised or supplemented, which set forth Seller's policies and procedures concerning the administration of Seller's warranties and related matters.

         U. "Nissan Marks" shall mean those trademarks, service marks, names, logos and designs that Seller may, from time to time, use or authorize for use by Dealer in connection with Nissan Products or Dealership Operations including, without limitation, the name "Nissan".

         V. "Seller's Manuals and Instructions" shall mean those bulletins, manuals or instructions issued by Seller to all Authorized Nissan Dealers advising them of Seller's policies or procedures under this Agreement including, without limitation, the Parts and Accessories Policy and Procedures Manual and the Nissan Dealer Accounting System Manual.

         W. "Territory" shall mean the geographic area in which Seller has been authorized by Manufacturer to distribute Nissan Products.

         X. "Product Addendum" shall mean the Product Addendum issued by Seller to Dealer which specifies those Nissan Vehicles which shall be offered for sale by Seller to Dealer for resale. Seller reserves the right, in its sole discretion, to issue new, superseding Product Addenda to Dealer from time to time.

         Y. "Dealer Identification Addendum" shall mean the Dealer Identification Addendum executed by Seller and Dealer pursuant to Section 6.C of this Agreement.

           SECTION 2.  DEALERSHIP LOCATION AND DEALERSHIP FACILITIES

         A.      Location and Facilities.

         Dealer shall provide, at the Dealership Location approved by Seller in accordance with Section 2.B hereof, Dealership Facilities that will enable Dealer to effectively perform its responsibilities under this Agreement and which are reasonably equivalent to those maintained by Dealer's principal competitors in the geographic area in which Dealer's Primary Market Area is located. In addition, the Dealership Facilities shall be satisfactory in space, appearance, layout, equipment, signage and otherwise be substantially in accordance with the Guides therefor established by Seller from time to time. Dealer shall conduct its Dealership Operations only from the Dealership Location specified in the Dealership Facilities Addendum. If the Dealership Location is comprised of more than one place of business, Dealer shall use each such place of business only for the purposes specified therefor in the current Dealership Facilities Addendum.

         B.      Dealership Facilities Addendum.

         Dealer and Seller will execute a Dealership Facilities Addendum which will include a description of the Dealership Location and the Dealership Facilities, the approved use for each such place of business and facility, and the current Guides therefor.

         C.      Changes and Additions.

         Dealer shall not move, relocate, or change the usage of the Dealership Location or any of the Dealership Facilities, or substantially modify any of the Dealership Facilities, nor shall Dealer or any person named in the Final Article of this Agreement directly or indirectly establish or operate any other locations or facilities for the sale or servicing of Nissan Products or for the conduct of any other of the Dealership Operations contemplated by this Agreement, without the prior written consent of Seller. Any changes in the Dealership Location or the Dealership Facilities that may be agreed to by Seller and Dealer shall be reflected in a new, superseding Dealership Facilities Addendum executed by Seller and Dealer.

         D.      Assistance Provided by Seller.

         To assist Dealer in planning, establishing and maintaining the Dealership Facilities, Seller, at the request of Dealer, will from time to time make its representatives available to Dealer to provide standard building layout plans, facility planning recommendations, and counsel and advice concerning location and facility planning.

         E.      Evaluation of Dealership Facilities and Location.

         Seller will periodically evaluate Dealer's performance of its responsibilities under this Section 2. In making such evaluations, Seller will give consideration to: the actual land and building space provided by Dealer for the performance of its responsibilities under this Agreement; the current Guides established by Seller for the Dealership Facilities; the appearance, condition and layout of the Dealership Facilities; the location of the Dealership Facilities relative to the sales opportunities and service requirements of the Primary Market Area; equivalence with facilities maintained by Dealer's principal competitors; and such other factors, if any, as may directly relate to Dealer's performance of its responsibilities under this
Section 2. Evaluations prepared pursuant to this Section 2.E will be discussed with and provided to Dealer, and Dealer shall have an opportunity to comment, in writing, on such evaluations, and Seller will consider Dealer's comments. Dealer shall promptly take such action as may be required to correct any deficiencies in Dealer's performance of its responsibilities under this Section 2.

              SECTION 3.  VEHICLE SALES RESPONSIBILITIES OF DEALER

         A.      General Obligations of Dealer.

         Dealer shall actively and effectively promote through its own advertising and sales promotion activities the sale at retail (and if Dealer elects, the leasing and rental) of Nissan Vehicles to customers located within Dealer's Primary Market Area. Dealer's Primary Market Area is a geographic area which Seller uses as a tool to evaluate Dealer's performance of its sales obligations hereunder. Dealer agrees: that it has no right or property interest in any such geographic area which Seller may designate; that, subject to Section 4 of this Agreement, Seller may add, relocate or replace dealers in Dealer's Primary Market Area; and that Seller may, in its reasonable discretion, change Dealer's Primary Market Area from time to time.

         B.      Sales of Nissan Cars and Nissan Trucks.

         Dealer's performance of its sales responsibility for Nissan Cars and Nissan Trucks will be evaluated by Seller on the basis of such reasonable criteria as Seller may develop from time to time, including for example:

                 1. Achievement of reasonable sales objectives which may be established from time to time by Seller for Dealer as standards for performance;

                 2. Dealer's sales of Nissan Cars and Nissan Trucks in Dealer's Primary Market Area and/or the metropolitan area in which Dealer is located, as applicable, or Dealer's sales as a percentage of:

                          (i)     registrations of Nissan Cars and Nissan
Trucks;

                          (ii)    registrations of Competitive Vehicles;

                          (iii)   registrations of vehicles in the Competitive
Truck Segment;

                 3. A comparison of Dealer's sales and/or registrations to sales and/or registrations of all other Authorized Nissan Dealers combined in Seller's Sales Region and District in which Dealer is located and, where
Section 3.C applies, for all other Authorized Nissan Dealers combined in the metropolitan area in which Dealer is located; and

                 4. A comparison of sales and/or registrations achieved by Dealer to the sales or registrations of Dealer's competitors.

                 The sales and registration data referred to in this Section 3 shall be those utilized in Seller's records or in reports furnished to Seller by independent sources selected by it and generally available for such purpose in the automotive industry. If such reports of registration and/or sales are not generally available, Seller may rely on such other registration and/or sales data as can be reasonably obtained by Seller.

                 C.       Metropolitan Markets.

         If Dealer is located in a metropolitan or other marketing area where there are located one or more Authorized Nissan Dealers other than Dealer, the combined sales performance of all Nissan Dealers in such metropolitan or other marketing area may be evaluated as indicated in Sections 3.B.2 and 3.B.3 above, and Dealer's sales performance may also be evaluated on the basis of the proportion of sales and potential sales of Nissan Vehicles in the metropolitan or other marketing area in which Dealer is located for which Dealer fairly may be held responsible.





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
         D.      Additional Factors for Consideration.

         Where appropriate in evaluating Dealer's sales performance, Seller will take into account such reasonable criteria as Seller may determine from time to time, including, for example, the following: the Dealership Location; the general shopping habits of the public in such market area; the availability of Nissan Vehicles to Dealer and to other Authorized Nissan Dealers; any special local marketing conditions that would affect Dealer's sales performance differently from the sales performance of other Authorized Nissan Dealers; the recent and long term trends in Dealer's sales performance; the manner in which Dealer has conducted its sales operations (including advertising, sales promotion, and treatment of customers); and the other factors, if any, directly affecting Dealer's sales opportunities and performance.

         E.      Used Motor Vehicle Sales.

         Dealer shall engage in used motor vehicle operations as and to the extent reasonably required for Dealer to effectively perform its responsibilities for the sale of Nissan Vehicles. Subject to requirements and guidelines established by Seller, Dealer shall be entitled to identify such used motor vehicle operations as a part of its Dealership Operations and to apply the Nissan Marks relating to used motor vehicle operations.

         F.      Dealer Sales Personnel.

         Dealer shall organize and maintain a sales organization that includes a sufficient number of qualified and trained sales managers and sales people to enable Dealer to effectively fulfill its responsibilities under this Section 3. Seller may, from time to time, comment on or advise Dealer concerning the qualifications, performance and ability of Dealer's sales personnel as the same affect Dealer's performance of its obligations under this Section 3.

         G.      Assistance Provided by Seller.

                 1.       Sales Training Courses.

                 Seller will offer from time to time sales training courses for Dealer sales personnel. Based on its need therefor, Dealer shall, without expense to Seller, have members of Dealer's sales organization attend such training courses and Dealer shall cooperate in such courses as may from time to time be offered by Seller.

                 2.       Sales Personnel

                 To further assist Dealer, Seller will provide to Dealer advice and counsel on matters relating to new vehicle sales, sales personnel training and management, merchandising, and facilities used for Dealer's vehicle sales operations.

         H.      Evaluation of Dealer's Sales Performance.

         Seller will periodically evaluate Dealer's performance of its responsibilities under this Section 3. Evaluations prepared pursuant to this
Section 3.H will be discussed with and provided to Dealer, and Dealer shall have an opportunity to comment, in writing, on such evaluations. Dealer shall promptly take such action as may be required to correct any deficiencies in Dealer's performance of its responsibilities under this Section 3.

               SECTION 4.  DETERMINATION OF DEALER REPRESENTATION

         A.      Development of Market Studies.

         Seller may, from time to time and in its sole discretion, conduct studies of various geographic areas to evaluate market conditions. Such market studies may, where appropriate, take into account such factors as geographical characteristics, consumer shopping patterns, existence of other automobile retail outlets, sales opportunities and service requirements of the geographic area in which Dealer's Primary Market Area is located, trends in marketing conditions, current and prospective trends in population, income, occupation, and such other demographic characteristics as may be determined by Seller to be relevant to its study. Such studies will make recommendations concerning the market, the Dealership Facilities, and the Dealership Location. Prior to conducting a study which includes the geographic area in which Dealer's Primary Market Area is located. Seller will notify Dealer of its intention to conduct such a study. Dealer will be given the opportunity to present to Seller such information pertaining to such study as Dealer believes may be relevant.
Seller will consider all relevant information timely provided by Dealer before concluding its study.

         B.      Appointment of New Authorized Nissan Dealers to Fill Open
Points.

                 1. If any study conducted pursuant to Section 4.A recommends that an open point be established at a location that is within ten
(10) miles driving distance, by the shortest publicly traveled route, of Dealer's main Dealership Location, Seller will so notify Dealer. Dealer will have thirty (30) days from Dealer's receipt of notice of the recommendations of the study in which to object to them. Upon Dealer's request, Seller will review the results of the study with Dealer (excluding information considered by Seller to be confidential). Seller will consider all objections to the recommended open point timely made by Dealer. Prior to entering into a Nissan Dealer Sales and Service Agreement with a New Authorized Nissan Dealer filling such an open point, Seller will give Dealer written notice of its intent to fill the open point (hereinafter the "Notice of Appointment"). If Dealer timely files a Notice of Appeal (as defined in Section 16.B hereof) with the Policy Review Board (as defined in Section 16.A hereof) in accordance with the procedures established in Section 16.B therefor, Seller will not enter into a Nissan Dealer Sales and Service Agreement appointing such New Authorized Nissan Dealer until the Policy Review Board has rendered its decision on the matter.





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
                 2. Nissan reserves the right to sell Nissan Products to others and to appoint Authorized Nissan Dealers within and outside the ten (10) miles driving distance described above. However, Seller agrees that it will not enter into a Nissan Dealer Sales and Service Agreement appointing a New Authorized Nissan Dealer filling an open point which is located within the ten
(10) miles driving distance described above unless the study made pursuant to
Section 4.A demonstrates in Seller's good faith opinion that the declaration of an open point is warranted by market or economic conditions.

                 3. Nothing in this Agreement shall be construed to require Dealer's consent to the appointment of a New Authorized Nissan Dealer at a location that is within the ten (10) miles driving distance described above. Nothing in this Agreement shall be construed to grant Dealer any rights in connection with the appointment of an Authorized Nissan Dealer at a location that is not within the ten (10) miles driving distance described above. In addition, this Section 4.B does not apply to, nor shall it be construed to grant Dealer any rights in connection with any of the events or transactions excluded from the definition of "New Authorized Nissan Dealer" in Section 4.B.4(a), (b) or (c) below.

                 4. "New Authorized Nissan Dealer" shall mean an Authorized Nissan Dealer that has not previously executed a Nissan Dealer Sales and Service Agreement or done business as an Authorized Nissan Dealer; provided, however, that "New Authorized Nissan Dealer" shall not include an Authorized Nissan Dealer who: (a) is a Successor Dealer appointed pursuant to
Section 14, (b) is a purchaser or transferee of the assets of or ownership interests in an Authorized Nissan Dealer that is appointed as an Authorized Nissan Dealer pursuant to Section 15, or (c) who is approved as a Nissan Dealer following or resulting from:

                          (i) a change in name or form of an Authorized Nissan Dealer;

                          (ii) any other sale, exchange or other transfer of any ownership interests in or any assets of any other Authorized Nissan Dealer, by operation of law or otherwise and whether voluntary and involuntary;

                          (iii) an assignment, sale or other transfer of any interest in a Nissan Dealer Sales and Service Agreement, by operation of law or otherwise and whether voluntary or involuntary;

                          (iv) the relocation of an existing Authorized Nissan Dealer; or

                          (v) the replacement of a former Authorized Nissan Dealer where the appointment of such replacement Dealer takes place within two (2) years of the date on which the former Dealer ceased doing business and where such replacement Dealer's main Dealership Location is located within a five (5) mile driving distance by the shortest publicly traveled route of the former Dealer's main Dealership Location;

regardless of whether any of the foregoing actions, individually or collectively, result in the appointment of an Authorized Nissan Dealer at a location that is within or without the ten (10) miles driving distance described above.

             SECTION 5. RESPONSIBILITIES OF DEALER WITH RESPECT TO SERVICE AND PARTS

         A.      General Service Obligations of Dealer.

         Dealer understands and acknowledges that future sales of Nissan Products depend, in part, upon the satisfaction of Dealer's customers with its servicing of such Products. Dealer further recognizes that Seller has entered into this Agreement in reliance upon Dealer's representations concerning its ability and commitment to fair dealing and professional servicing. Accordingly, Dealer shall develop and maintain a quality service organization and shall render at the Dealership Facilities prompt, efficient and courteous service to owners and users of Nissan Products, regardless of the origin of purchase, including, without limitation, the specific obligations described in
Section 5.B. In this regard, Dealer shall take all reasonable steps to insure that: the service needs of its "customer's Nissan Vehicles are accurately diagnosed; Dealer's customers are advised of such needs and that each customer's consent is obtained prior to initiation of any repairs; necessary repairs and maintenance are professionally performed; and Dealer's customers are treated courteously and fairly.

         B.      Specific Service Obligations of Dealer.

                 1.       Pre-Delivery Inspections and Service.

                 Dealer shall perform or be responsible for the performance of pre-delivery inspections and service on each Nissan Vehicle prior to sale and delivery thereof by Dealer, in accordance with the standards and procedures relating thereto set forth in the applicable pre-delivery inspection schedules furnished by Seller to Dealer from time to time. The completion of such inspection and service shall be verified by Dealer on forms supplied or approved by Seller for this purpose. Dealer shall retain the original or a legible copy of each such form in its records and shall furnish a copy to the purchaser.

                 2.       Warranty Repairs and Goodwill Adjustments.

                 Dealer shall promptly, courteously and efficiently perform:
(i) warranty repairs on each Nissan Product which qualifies for such repairs under the provisions of any warranty furnished therewith by Seller, Manufacturer or the manufacturer of the Product; and (ii) such other inspections, repairs or corrections on Nissan Products as may be approved or authorized by Seller to be made at Seller's expense (hereinafter referred to as "goodwill adjustments"). Dealer shall perform such repairs and service on each such Nissan Product as and when required and requested by the owner or user (or in the case of goodwill adjustments when requested by Seller), without regard to its origin of purchase and in accordance with the provisions relating thereto set forth in the Warranty Manual or in Seller's Manuals or Instructions issued to Dealer from time to time. In performing such repairs and service on Nissan Products for which Seller has agreed to reimburse Dealer, Dealer shall use

Genuine Nissan Parts and Accessories unless Dealer receives prior authorization from Seller to use non-genuine parts or accessories. Dealer will provide to each owner or user of a Nissan Product upon which any such repairs or service are performed a copy of the repair order reflecting all services performed.

                 3.       Campaign Inspections and Corrections.

                 Dealer shall promptly, courteously and efficiently perform such campaign inspections and/or corrections for owners and users of Nissan Products, regardless of their origin of purchase, as are: (i) described in owner notifications and recall campaigns conducted by Seller in furtherance of any federal or state law, regulation, rule or order; or (ii) requested by Seller on Nissan Products that qualify for such inspections and/or corrections. Once Dealer has been notified that a recall or service campaign affects a particular class or type of Nissan Product, Dealer shall perform such campaign inspections and/or corrections on all affected Nissan Products then in or which thereafter come into Dealer's inventory or which are delivered to Dealer for repair or service. Dealer shall inquire, through the Nissan Datanet system or otherwise, with respect to each such Nissan Product to determine whether all applicable campaign inspections and/or corrections have been performed on such Nissan Product and, if they have not been performed, Dealer shall perform them.

                 Dealer shall advise Seller as and when such campaign inspections and/or corrections are performed, in accordance with Seller's Manuals or Instructions relating thereto and in accordance with the provisions relating thereto set forth in the Warranty Manual. To enable Dealer to perform required corrections as promptly as practicable, parts and/or other material required for each such campaign may be shipped in quantity and billed to Dealer. Dealer shall accept and retain such parts and/or other materials for use in such campaign. Upon completion of the campaign program, Dealer shall have the right to return excess parts shipped by Seller to Dealer for such campaign, but only to the extent that Dealer has not ordered and received additional parts from Seller. Such a return of parts shall be apart from any other parts return policies or programs which may be instituted by Seller. In performing such campaign corrections for which Seller has agreed to reimburse Dealer for parts and materials used in making such corrections, Dealer shall use Genuine Nissan Parts and Accessories unless Dealer receives prior authorization from Seller to use non-genuine parts and accessories.

                 4.       Maintenance and Repair Service.

                 Dealer shall promptly, courteously and efficiently maintain and repair Nissan Products as and when required and requested by the owner or user thereof, without regard to their origin of purchase. Dealer shall provide all owners and users for whom Dealer provides maintenance and repair service itemized invoices reflecting all the services performed. In connection with its sale or offering for sale of any maintenance services recommended by Seller for the maintenance of a Nissan Product, Dealer shall advise each customer requesting such recommended maintenance service of: (i) a description of the items included in maintenance recommended by Seller and Dealer's price therefor; and (ii) the price and description of such additional maintenance or repair being sold or recommended by Dealer which are in addition to that recommended by Seller in published owner's manuals.

                 5.       Payments by Seller to Dealer.

                 For pre-delivery inspections and service, warranty repairs, goodwill adjustments, and campaign inspections and corrections performed by Dealer in accordance with this Section 5.B, Seller shall fairly and adequately reimburse Dealer for the parts and/or other materials (or shall provide Dealer with the parts and/or other materials) and the labor required and used in connection therewith in accordance with the provisions relating thereto set forth in the Warranty Manual. Dealer understands and acknowledges that such repairs are provided for the benefit of owners and users of Nissan Products, and Dealer shall not impose any charge on such owners or users for parts, materials, or labor for which Dealer has received or will receive compensation from Seller hereunder.

                 Dealer shall comply with the disposition instructions contained in the Warranty Manual with respect to any Genuine Nissan Parts or Accessories acquired by Dealer as a result of its performance of warranty repairs, goodwill adjustments and campaign adjustments and/or corrections.

         C.      Service Operations of Dealer.

                 1.       Dealer Personnel.

                 Dealer shall organize and maintain, substantially in accordance with Seller's Guides, a complete service organization that includes a competent, trained service manager and a sufficient number of trained service and customer relations personnel to enable Dealer to fulfill its responsibilities for service and customer relations under this Section 5. Dealer shall designate at least one member of its staff who shall be responsible for resolving consumer complaints on behalf of Dealer. Dealer shall, without expense to Seller, have members of Dealer's service organization attend training courses offered by Seller and Dealer shall cooperate with and participate in such training courses as may from time to time be offered by Seller. Dealer agrees that its personnel will meet such educational, management and technical training standards as Seller may establish or approve. Seller may, from time to time, comment on or advise Dealer concerning the qualifications, performance and ability of Dealer's service personnel as the same affect Dealer's performance of its obligations under this Section 5.

                 2.       Compliance with Laws.

                 In performing the maintenance and service obligations specified in Section 5.B, Dealer shall comply with all applicable provisions of federal, state and local laws, ordinances, rules, regulations and orders affecting Nissan Products including, but not limited to, laws relating to safety, emissions control, noise control and customer service. Seller shall provide to Dealer, and Dealer shall provide to Seller, such information and assistance as may be reasonably requested by one other in connection with the performance of obligations of the parties under such laws, ordinances, rules, regulations and orders. If applicable law requires the installation or supply of equipment not installed or supplied as standard equipment by Seller or the manufacturer of a Nissan Vehicle, Dealer shall, prior to its sale of the Nissan Vehicles on or for which such equipment is required, install or supply such equipment at its own expense and in conformance with such standards as may be adopted by Seller. Dealer shall comply with all applicable laws pertaining to the installation or supply of such equipment including, without limitation, the reporting thereof.

                 3.       Tools and Equipment.

                 Dealer shall provide for use in its service operations such service equipment and special tools, comparable to the type and quality recommended by Seller from time to time, as are necessary to meet Dealer's service responsibilities hereunder and as are substantially in accordance with Seller's Guides. In addition, Dealer shall obtain and maintain for use in its service operations all tools which are essential to the proper service, repair and maintenance of Nissan Vehicles and are identified by Seller as essential tools. Seller shall ship such essential tools to Dealer as required due to new model and component introductions and Dealer shall pay Seller therefor as invoiced. If Dealer is in possession of a tool equivalent to any essential tool shipped by Seller, Dealer may so notify Seller and Seller will exempt Dealer from purchasing such essential tool from Seller upon Seller's determination that Dealer's tool will satisfy the need for the specific repair procedure or procedures for which the essential tool is intended. Dealer shall maintain all such equipment and tools in good repair and proper calibration so as to enable Dealer to meet its service responsibilities under this Section 5.

                 4.       Owner Relations.

                 In providing service on Nissan Products, Dealer shall make every effort to build and maintain good relations between Dealer and Owners and users of Nissan Products. Dealer shall promptly investigate and handle all matters brought to its attention by Seller, owners or users of Nissan Products, or any public or private agency, relating to the sale or servicing of Nissan Products, so as to develop and maintain owner and user confidence in Dealer, Seller and Nissan Products.

                 Dealer shall promptly report to Seller the details of each inquiry or complaint received by Dealer relating to any Nissan Product which Dealer cannot handle promptly and satisfactorily. Dealer will take such other steps with respect to such customer complaints as Seller may reasonably require. Dealer will do nothing to affect adversely Seller's rights or obligations under applicable laws, rules and/or regulations. Furthermore, Dealer shall participate in and cooperate with such dispute resolution procedures as Seller may designate from time to time and such other procedures as may be required by law.

                 Seller will promptly investigate all matters brought to its attention by Dealer, owners or users of Nissan Products, or any public or private agency, relating to the design, manufacture or sale by Seller of Nissan Products, and Seller will take such action as it may deem necessary or appropriate so as to develop and maintain owner confidence in Seller, Dealer and Nissan Products.

         D.      Parts Operations of Dealer.

                 1.       Parts Sale Responsibility of Dealer.

                 Dealer shall actively and effectively promote through its own advertising and sales promotion activities the sale of Genuine Nissan Parts and Accessories to service, wholesale, retail and other customers within Dealer's Primary Market Area.

                 2.       Dealer Personnel.

                 Dealer shall organize and maintain, substantially in accordance with Seller's recommendations with respect thereto, a complete parts organization that includes a competent, trained parts manager and a sufficient number of trained parts personnel to enable Dealer to fulfill its responsibilities under this Section 5. Based on its need therefor, Dealer shall, without expense to Seller, have members of Dealer's parts organization attend training courses offered by Seller and Dealer shall cooperate in such training courses as may from time to time be offered by Seller. Seller may, from time to time, comment on or advise Dealer concerning the qualifications, performance and ability of Dealer's parts personnel as the same affect Dealer's performance of its obligations under this Section 5.

                 3.       Inventories of Parts and Accessories.

                 Dealer shall maintain at all times a stock of parts and accessories which is adequate to meet its service and wholesale and retail parts sales responsibilities under this Section 5. Dealer shall also maintain, subject to the ability of Seller to supply the products ordered by Dealer, a stock of Genuine Nissan Parts and Accessories of an assortment and in quantifies adequate to meet customer demand and for warranty repairs, goodwill adjustments and campaign corrections made pursuant to this Section 5.

         E.      Assistance Provided by Seller.

                 1.       Service and Parts Manual.

                 Seller will make available to Dealer, for use by Dealer's service and parts personnel, Seller's Manuals or Instructions concerning Dealer's service and parts operations and other sources of information and technical data as Seller deems necessary to permit Dealer to perform its service and parts responsibilities under this Section 5. Dealer shall keep such information and data current and available for consultation by Dealer's service and parts employees.

                 2.       Service and Parts Field Personnel.

                 To further assist Dealer, Seller will provide to Dealer the advice and counsel of its service and parts field personnel on matters relating to service, parts and accessories, including technical diagnosis, service and parts management, merchandising, personnel training, owner relations, and facilities used for Dealer's service and parts operations.

         F.      Evaluation of Dealer's Service and Parts  Performance.

         Dealer's performance of its service and parts responsibilities will be evaluated by Seller on the basis of such reasonable criteria as Seller may develop from time to time, including for example:

                 1. Dealer's performance in building and maintaining consumer confidence in Dealer and in Nissan Products as measured by surveys or indices of consumer satisfaction as compared with performance levels achieved by other Authorized Nissan Dealers in Seller's Region or District in which Dealer is located or such other means as may be deemed appropriate by Seller;

                 2. Reasonable parts purchase or sales performance objectives which may be established from time to time by Seller for Dealer;

                 3. Dealer's advertising and promotion of its parts and service operations;

                 4. Dealer's performance of its service responsibilities and Dealer's conduct of its service operations including, without limitation, the financial results of its service operations, labor sales, warranty claims practices training of service personnel, qualification, performance and ability of service personnel, and inventory of special and essential tools and service equipment, as compared with Seller's Guides therefor where such have been established and/or as compared with performance levels achieved by other Authorized Nissan Dealers in Seller's Region or District in which Dealer is located.

                 5. Dealer's performance of its parts sales responsibilities and Dealer's conduct of its parts operations including, without limitation, the financial results of its parts operations, training of parts personnel, and inventory of parts, as compared with Seller's Guides therefor where such have been established and/or as compared with performance levels achieved by other Authorized Nissan Dealers in Seller's Region or District in which Dealer is located; and

                 6. Evaluation reports resulting from any audit or review of Dealer's service or parts operations by Seller's representatives.

                 Seller will periodically evaluate Dealer's performance of its responsibilities under this Section 5. Evaluations prepared pursuant to this
Section 5 will be discussed with and provided to Dealer, and Dealer shall have an opportunity to comment, in writing, on such evaluations. Dealer shall promptly take such action as may be required to correct any deficiencies in Dealer's performance of its responsibilities under this Section 5.

              SECTION 6.  OTHER SELLER AND DEALER RESPONSIBILITIES

         A.      Advertising and Promotion.

                 1.       Advertising Standards.

                 Both Seller and Dealer recognize the need for maintaining the highest standards of ethical advertising which is of a quality and dignity consonant with the reputation and standing of Nissan Products. Accordingly, neither Seller nor Dealer shall publish or cause to be published any advertising relating to Nissan Products that is not in compliance with all applicable federal, state and local laws, ordinances, rules, regulations and orders or that is likely to mislead, confuse or deceive the public or impair the goodwill of Manufacturer, Seller or Dealer or the reputation of Nissan Products or the Nissan Marks.

                 2.       Display by Dealer.

                 Dealer shall prominently state upon its stationery and other printed matter that it is an Authorized Nissan Dealer.

                 3.       Sales Promotion.

                 Seller will establish and maintain comprehensive advertising programs to promote the sale of Nissan Vehicles and will from time to time offer advertising, sales promotion and sales campaign materials to Dealer. In addition, to effectively promote the sale of Nissan Products and the availability of service for Nissan Vehicles, Dealer shall establish and maintain its own advertising and sales promotion programs including, but not limited to, effective showroom displays, and Dealer will have available in showroom ready condition at least one vehicle in each model line of Nissan Vehicles for purposes of demonstration to potential customers.

         B. Dealer Disclosures and Representations Concerning Nissan Products and Other Products of Services.

         Dealer understands and acknowledges that it is of vital importance to Seller that Nissan Products are sold and serviced in a manner which promotes consumer satisfaction and which meet the high quality standards associated with Seller, Manufacturer, the Nissan Marks and Nissan Products in general. Accordingly, Dealer shall fully and accurately disclose to its customers all material information concerning the products and services sold by Dealer and the terms of purchase and sale including, without limitation: the items making up the purchase price; the source of products sold; and all warranties affecting products sold. Dealer shall not make any misleading statements or misrepresentations concerning the products sold by Dealer, the terms of sale, the warranties applicable to such products, the source of the products, or the recommendations or approvals of Seller or Manufacturer.

         Nothing in this Agreement shall limit or be construed to limit the products or services which Dealer may sell to its customers. Seller acknowledges that Dealer is free to sell whatever products or services Dealer may choose in connection with its sale and servicing of Nissan Products, subject to Dealer obligations under Sections 5 and 6 of this Agreement.

         C.      Signs.

         Dealer shall, at its expense, display at its Dealership Location, in such number and at such locations as Seller may reasonably require, signs which are compatible with the design standards established by Seller and published in Seller's Manuals or Instructions from time to time. Dealer's use and operation of signs displayed by Dealer at the Dealership Location and Dealer's display of any Nissan Mark shall be subject to Seller's approval and shall be in accordance with the terms and conditions of Section 6.K and the Dealership Identification Addendum.

         D.      Hours of Operations.

         Dealer recognizes that the service and maintenance needs of the owners of Nissan Products and Dealer's own responsibilities to actively and effectively promote the sale of Nissan Products can be met properly only if Dealer keeps its Dealership Facilities open and conducts all of its Dealership Operations required by this Agreement during hours which are reasonable and convenient for Dealer's customers. Accordingly, Dealer shall maintain its Dealership Facilities open for business and shall conduct all Dealership Operations required under this Agreement during such days and hours as automobile dealers' sales and service facilities are customarily and lawfully open in Dealer's Primary Market Area or in the metropolitan area in which Dealer is located.

         E.      Capital and Financing.

         Dealer recognizes that its ability to conduct its Dealership Operations successfully on a day-to-day basis and to effectively perform its other obligations under this Agreement including, without limitation, its obligations with respect to Dealership Facilities, new vehicle sales, and service and parts sales, depends to a great extent upon the adequate capitalization of Dealer, including its maintaining sufficient net working capital and net worth and employing the same in its Dealership Operations. Dealer shall at all times maintain and employ such amount and allocation of net working capital and net worth as are substantially in accordance with Seller's Guides therefor and which will enable Dealer to fulfill all of its responsibilities under this Agreement. Dealer shall at all times during the term of this Agreement have flooring arrangements (wholesale financing) satisfactory to Seller, in an amount substantially in accordance with Seller's Guides therefor, with a financial institution acceptable to Seller, and which will enable Dealer to fulfill its obligations under this Agreement.

         F.      Accounting System.

         It is in the mutual interest of Seller and Dealer that all Authorized Nissan Dealers install and maintain uniform accounting systems and practices, so that Seller can develop standards of operating performance which will assist Dealer in obtaining satisfactory results from its Dealership Operations and which will assist Seller in formulating policies in the interests of Seller and all Authorized Nissan Dealers. Accordingly, Dealer shall install and maintain an accounting system, not exclusive of any other system, in accordance with Seller's Nissan Dealer Accounting System Manual, as the same may from time to time be amended, revised or supplemented.

         G.      Records and Reports.

                 1.       Financial Statements.

                 Dealer shall furnish to Seller, on or before the tenth (10th) day of each month, in a manner acceptable to Seller, complete and accurate financial and operating statements which fairly present, in accordance with generally accepted accounting principles, Dealer's financial condition as of the end of the preceding month and the results of Dealer's Dealership Operations for the preceding month and for that portion of Dealer's fiscal year then ended. Dealer shall also furnish for such periods reports of Dealer's sales and inventory of Nissan Products. Dealer shall also promptly furnish to Seller a copy of any adjusted annual financial or operating statement prepared by or for Dealer.

                 2.       Sales Records and Reports.

                 Dealer shall prepare and retain for a minimum of two (2) years, complete and up-to-date records covering its sales of Nissan Products. To assist Seller in evaluating, among other things, current market trends, to provide information for use in the adjustment of production and distribution schedules, to provide information used by Seller in providing Nissan Vehicles to Dealer, and to provide Seller with accurate records of the ownership of Nissan Vehicles for various purposes including warranty records and ownership notification, Dealer shall accurately submit to Seller such information with respect to Dealer's sales of Nissan Products as Seller may reasonably require as and in the form or manner specified by Seller, at or as soon as possible after the close of each business day on which such Nissan Products are sold by Dealer. If Dealer becomes aware that any information submitted by Dealer to Seller hereunder is or has become inaccurate, Dealer will immediately take all steps necessary to advise Seller of and to correct such inaccuracy. Should Seller determine or discover that any report submitted hereunder by Dealer is or has become inaccurate, Seller may take any steps it deems necessary or appropriate to correct such inaccuracy and to adjust its records, calculations or procedures with respect to Dealer's reported sales to correct the effect of such inaccuracy or to prevent additional inaccurate reports from being made.

                 3.       Service Records.

                 Dealer shall prepare and retain for a minimum of two (2) years, in accordance with the procedures specified in the Warranty Manual: records in support of applications for payment for pre-delivery inspection and service, warranty repairs and goodwill adjustments, and campaign inspections and corrections performed by Dealer; claims for parts compensation; and applications for discounts, allowances, refunds or credits.

                 4.       Other Reports.

                 Dealer shall furnish to Seller such other records or reports concerning its Dealership Operations as Seller may reasonably require from time to time.

         H.      Nissan Datanet System.

         Seller has developed the Nissan Datanet system, which is an electronic data communication and processing system designed to facilitate accurate and prompt reporting of dealership operational and financial data, submission of parts orders and warranty claims and processing of information with respect to the Dealership Operations. Such data is used by Seller, among other things, to develop composite operating statistics which are useful to Dealer and Seller in assessing Dealer's progress in meeting its obligations under this Agreement, to provide a basis for recommendations which Seller may make to Dealer from time to time to assist Dealer in improving Dealership Operations, to assist Seller in developing standards of operating performance which will assist Dealer in obtaining satisfactory results from its Dealership Operations, to assist Seller in formulating policies in the interest of Seller and all Authorized Nissan Dealers, and to provide sales reporting information relied upon by Seller in providing Nissan Vehicles to Dealer. Accordingly, Dealer shall install and maintain electronic data processing facilities which are compatible with the Nissan Datanet system.

         I.      Right of Inspection.

         Seller shall have the right, at all reasonable times during regular business hours, to inspect the Dealership Facilities and to examine, audit and make and take copies of all records, accounts and supporting data relating to the sale, sales reporting, service and repair of Nissan Products by Dealer. When practicable, Seller shall attempt to provide Dealer with advance notice of an in-dealership audit of Dealer's records or accounts.

         J.      Confidentiality.

         Seller will not furnish to any third party financial statements or other confidential data, excluding sales records or reports, submitted by Dealer to Seller, except as an unidentified part of a composite or coded report, unless disclosure is authorized by Dealer or is required by law, or unless such information is pertinent to judicial or governmental administrative proceedings or to proceedings conducted pursuant to Section 16 of this Agreement.

         K.      Use of Nissan Marks.

         Seller grants Dealer the non-exclusive right to identify itself as an Authorized Nissan Dealer and to display at the Dealership Location and use, in connection with the sale and service of Nissan Products, the Nissan Marks. The Nissan Marks may not be used as part of Dealer's name or trade name without Seller's written consent. No entity owned by or affiliated with Dealer or any of its owners may use any Nissan Mark without Seller's prior written consent. Dealer shall not make any use of any Nissan Mark which is inconsistent with Seller's policies concerning trademark use.

Dealer may not, either directly or indirectly, display any Nissan Marks at any location or facility other than those identified in the Dealership Facilities Addendum to this Agreement, without the prior written consent of Seller.
Except as authorized herein, Dealer shall not make use of any Nissan Mark, and Dealer shall neither have nor claim any rights in respect of any Nissan Mark. Dealer shall comply with any of Seller's Manuals or Instructions regarding the use of Nissan Marks as may be issued to Dealer from time to time. Dealer shall promptly change or discontinue its use of any Nissan Marks upon Seller's request. Any authorization granted may be withdrawn by Seller at any time and, in any event, shall cease immediately upon the effective date of termination of this Agreement.

         If Seller institutes litigation to effect or enforce compliance with this Section 6.K, the prevailing party in such litigation shall be entitled to reimbursement for its costs and expenses in such litigation, including reasonable attorney's fees.

                       SECTION 7.  PURCHASE AND DELIVERY

         A.      Dealer Purchases.

                 1.       Nissan Vehicles.

                 From time to time Seller will advise Dealer of the number and model lines of Nissan Vehicles which Seller has available for sale to Dealer and, subject to this Section 7, Dealer shall have the right to purchase such Nissan Vehicles. Seller will distribute Nissan Vehicles to Authorized Nissan Dealers in accordance with Seller's written distribution policies and procedures as the same may be in effect from time to time. Seller will provide to Dealer an explanation of the method used by Seller to distribute Nissan Vehicles to Authorized Nissan Dealers. Dealer recognizes that there are numerous factors which affect the availability of Nissan Vehicles to Seller and to Dealer including, without limitation, production capacity, sales potential in Dealer's and other Primary Market Areas, varying consumer demand, weather and transportation conditions, and state and federal government requirements. Since such factors may affect individual dealers differently, Seller reserves to itself sole discretion to distribute Nissan Vehicles in a fair and consistent manner, and its decisions in such matters shall be final.

                 2.       Genuine Nissan Parts and Accessories.

                 Dealer shall submit to Seller firm orders for Genuine Nissan Parts and Accessories in such quantity and variety as are reasonably necessary to fulfill Dealer's obligations under this Agreement. All orders shall be submitted by Dealer in the manner specified by Seller and in accordance with Seller's Parts and Accessories Policy and Procedures Manual, may be accepted in whole or in part by Seller, and shall be effective only upon acceptance thereof by Seller at its home office in California (but without necessity of any notice of acceptance by Seller to Dealer). Such orders shall not be cancelable by Dealer after acceptance and shipment by Seller, except in accordance with
Section 8 of this Agreement.

         B.      Delays in Delivery.

         Seller shall not be liable for failure or delay in delivery to Dealer of Nissan Products which Seller has previously agreed to deliver to Dealer where such failure or delay is due to cause or causes beyond the control or without the fault or negligence of Seller.

         C.      Shipment of Nissan Products.

                 1.       Nissan Vehicles.

                 Seller will ship Nissan Vehicles to Dealer by whatever mode of transportation, by whatever route, and from whatever point Seller may select. Dealer shall pay to Seller in connection with Nissan Vehicles delivered to Dealer the applicable destination charges that are established for Dealer by Seller and that are in effect at the time of shipment. Dealer shall bear the risk of loss and damage to Nissan Vehicles during transportation from the point of shipment; however, Seller will, if requested by Dealer in such manner and within such time as Seller shall from time to time specify, prosecute claims for loss of or damage to Nissan Vehicles during said transportation against the responsible carrier for and on behalf of Dealer.

                 2.       Genuine Nissan Parts and Accessories.

                 Seller will ship Genuine Nissan Parts and Accessories to Dealer by whatever mode of transportation, by whatever route, and from whatever point Seller may select. Dealer shall bear the risk of loss and damage to Genuine Nissan Parts and Accessories during transportation from the point of shipment.

         D.      Passage of Title.

         Title to each Nissan Product shall pass from Seller to Dealer, or to the financial institution designated by Dealer, upon delivery of said Product to Dealer or to a carrier for transportation to Dealer, whichever occurs first.

         E.      Security Interest.

                 1.       Grant of Security Interest.

                 As security for the full payment of all sums from time to time owed by Dealer to Seller under this Agreement, whether such sums are now, or hereafter become, due and owing, Dealer hereby grants to Seller a security interest in the following (collectively referred to as "Collateral");

                          (i)     All non-vehicle inventory of Dealer
         including, without limitation, all Genuine Nissan Parts and Accessories delivered by Seller to Dealer hereunder on account (all other inventory hereinafter referred to collectively as "Inventory" and individual as "Item of Inventory"); and

                          (ii) All proceeds from any of the foregoing including, without limitation, insurance payable by reason of the loss, damage or destruction of any Item of Inventory; and all accounts and chattel paper of Dealer arising from sale, lease, or other disposition of Inventory now existing or hereafter arising, and all liens, securities, guarantees, remedies and privileges pertaining thereto, together with all rights and liens of Dealer relating thereto.

                 2.       Default in Payment.

                 Dealer shall be in default of this Section 7 if: (i) Dealer shall fail to pay any amounts secured hereby when due or fail to perform any obligations under this Section 7 in a timely manner; (ii) there shall occur any material adverse change in the financial condition of Dealer; (iii) Dealer shall dissolve or become insolvent or bankrupt; or (iv) Seller shall have determined in good faith that the prospect of such payment or performance is impaired; and in any such case Seller may declare all sums secured by this
Section 7.E immediately due and payable and Seller shall have all rights and remedies afforded to a secured party after default under the Uniform Commercial Code or other applicable law in effect on the date of this Agreement.

                 3.       Assembly of Collateral, Payment of Costs, Notices.

                 Dealer shall, if requested by Seller upon the occurrence of any default under the foregoing Section 7.E.2 assemble the Collateral and make it available to Seller at a place or places designated by Seller. Dealer also shall pay all costs of Seller including, without limitation, attorneys' fees incurred with respect to the enforcement of any of Seller's rights under this
Section 7.

                 4.       Recording, Further Assurances.

                 Dealer shall execute and deliver such financing statements and such other instruments or documents and take any other action as Seller may request in order to create or maintain the security interest intended to be created by this Section 7.E or to enable Seller to exercise and enforce its rights hereunder. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in lieu of a financing statement in any and all jurisdictions which accept such reproductions.

                 5.       Records and Schedules of Inventory.

                 Dealer shall keep accurate records itemizing and describing the kind, type and quantity of Inventory and shall furnish to Seller within five (5) days of receipt of Seller's request therefor, with a current schedule of inventory in form and substance satisfactory to Seller ("Schedule of Inventory"), which shall be true and accurate in all respects. A physical inventory shall be conducted no less than annually in connection with preparation of year-end financial statements of Dealer and, at Seller's request, a report of such inventory shall be promptly provided to Seller.

         F.      Charges for Storage and Diversions.

         Dealer shall be responsible for and shall pay all charges for demurrage, storage and other expense accruing after shipment to Dealer or to a carrier for transportation to Dealer. If diversions of shipments are made upon Dealer's request or are made by Seller as a result of Dealer's failure or refusal to accept shipments made pursuant to Dealer's orders, Dealer agrees to pay all additional charges and expenses incident to such diversions.

         G.      Changes in Nissan Products.

         Seller shall have the right in its sole discretion to discontinue the supply, or make changes in the design or component materials, of any Nissan Product at any time. Seller shall be under no liability to Dealer on account of any such changes and shall not be required as a result of any such changes to make any changes to Nissan Products previously purchased by Dealer. No change shall be considered a model year change unless so specified by Seller.

                              SECTION 8.  PRICING

         A.      Nissan Vehicles.

         At any time prior to shipment (or delivery to a carrier for transportation to Dealer) of any Nissan Vehicle, Seller may, without prior notice and without incurring any liability to Dealer or anyone else, including any customer of Dealer, change at any time and from time to time the price, discount, allowance or other terms of sale of any Nissan Vehicle offered for sale by Seller. Except with respect to the establishment of initial prices for a new model year vehicle or for any new model or body type, Seller will notify Dealer by mailgram or other acceptable means of any such change in price as soon as reasonably practicable, and Dealer may, by notice to Seller within ten
(10) days after such notification, cancel any offer to purchase Nissan Vehicles affected by such change, provided that Seller has not notified Dealer of its acceptance of Dealer's offer on or prior to the date such notification by Dealer is received by Seller.

         B.      Genuine Nissan Parts and Accessories.

         Seller may, without prior notice and without incurring any liability to Dealer or anyone else, including any customer of Dealer, change at any time and from time to time the price, discount, allowance or other terms of sale of any Genuine Nissan Part or Accessory offered for sale by Seller, and any such change in price, discount, allowance or other terms of sale shall apply to all such Genuine Nissan Parts and Accessories whether or not an order has been submitted by Dealer, but not to Genuine Nissan Parts and Accessories for which Seller has accepted and processed Dealer's order prior to the effective date of such change. Seller will notify Dealer of any such change in price as soon as is reasonably practicable. Dealer may, by notice to Seller, cancel any order for Genuine Nissan Parts and Accessories affected by such change which was placed before such notification was given, provided that such Genuine Nissan Parts and Accessories have not been shipped to Dealer or delivered to a carrier for transportation to Dealer on or prior to the date such notification by Dealer is received by Seller.

                              SECTION 9.  PAYMENT

         A.      Payment for Vehicles.

         Payment by Dealer for Nissan Vehicles must be made in accordance with the applicable prices, charges, discounts, allowances and other terms of sale established by Seller either: (i) in accordance with wholesale financing arrangements that at the time of delivery to Dealer or to a carrier for transportation to Dealer of such Nissan Vehicles, whichever shall first occur, are in effect between Seller, Dealer and a financing institution; or (ii) prior to delivery to Dealer or to a carrier for transportation to Dealer, whichever shall first occur, by cash or such other medium of payment as Seller may agree to accept.

         B.      Payment for Parts and Accessories.

         Parts, equipment, accessories and other products and services will normally be billed by Seller to Dealer on Seller's invoices, which shall be due the tenth (10th) of the month following the month of shipment of such products and services; provided, however, Seller reserves the right to place any and all sales of such items on a C.O.D. or cash in advance basis, without notice; provided further, however, that Seller will endeavor to provide Dealer with prior notice if in Seller's sole judgment such notice would be practicable.

         C.      Accounts Payable.

                 1.       Right of Set Off.

                 In addition to any right of set off provided by law, all sums due Dealer shall be considered net of indebtedness of Dealer to Seller, and Seller may deduct any amounts due or to become due from Dealer to Seller or any amounts held by Seller from any sums or accounts due from Seller to Dealer.

                 2.       Liquidated Damages.

                          (i)     Liquidated Damages for Delinquent Payments.

                          In the event that Dealer fails to pay Seller in full any amounts owed by Dealer to Seller when due, Dealer shall pay Seller a delinquency charge of one percent (1%) per month of such amount or amounts to compensate Seller for its costs of carrying and collection; provided, however, that Seller agrees that it will not assess any delinquency charge on an overdue account which has a total outstanding balance of less than $1,000.00, unless such account is more than ninety (90) days overdue. Dealer and Seller agree that such charge is to be assessed not as a penalty, but as liquidated damages under California Civil Code Section 1671(b) based on Seller's reasonable estimate of the losses which will be suffered by Seller as a result of such delinquent payment or payments. The imposition of such delinquency charges shall not imply or constitute any agreement to forbear collection of a delinquent account.

                          (ii)    Liquidated Damages for Improper Payments to
Dealer.

                          Seller may, from time to time, conduct audits or reviews of Dealer's books and records pursuant to Section 6.I of this Agreement. If any such audit or review results in a determination by Seller that Dealer was or is not entitled to received payment from Seller, Seller may debit Dealer's account in such amounts as Seller shall determine were improperly paid to Dealer. Such a determination may be based on Dealer's failure to comply with applicable rules or procedures or on Dealer's submission of false or inaccurate information to Seller. In addition, Seller may assess and, if it does, Dealer will pay a delinquency charge of one percent (1%) per month of such amount or amounts improperly paid by Seller to Dealer to compensate Seller for its costs of auditing, loss of funds and collection. Dealer and Seller agree that such charge is to be assessed not as a penalty, but as liquidated damages under California Civil Code Section 1671(b) based on Seller's reasonable estimate of the losses which will be suffered by Seller as a result of such improper payment or payments. The imposition of such delinquency charges shall not imply or constitute any agreement to forbear collection of a delinquent account.

         D.      Collection of Taxes by Dealer.

         Dealer hereby represents and warrants that all Nissan Products purchased from Seller are purchased for resale in the ordinary course of Dealer's business. Dealer further represents and warrants that Dealer has obtained all licenses and complied with all other requirements to collect sales use and or other taxes incurred in any such resale transaction, and that Dealer will furnish evidence thereof to Seller, at Seller's request. If Dealer purchases any Nissan Products other than for resale, or puts any Nissan Products to a taxable use, Dealer shall pay directly to the appropriate taxing authority any sales, use or similar taxes incurred as a result of such use or purchase, to file any tax returns required in connection therewith and to hold Seller harmless from any claims or demands with respect thereto.

                            SECTION 10.  WARRANTIES

         The only warranties that shall be applicable to Nissan Products (or any components thereof) shall be such written warranty or warranties as may be furnished by Seller and as stated in the Warranty Manual or Seller's Parts and Accessories Policy and Procedures Manual, as the same may be revised from time to time. Except for its express limited liability under such written warranties, neither Manufacturer nor Seller assumes, or authorizes any other person or party including, without limitation, Dealer, to assume on their behalf any other obligation or liability in connection with any Nissan Product (or component thereof). Any obligations or liabilities assumed by Dealer which are in addition to Seller's written warranties shall be solely the responsibility of Dealer. Dealer shall expressly incorporate in full and without modification any warranty furnished by Seller with a Nissan Vehicle as a conspicuous part of each order form or other contract for the sale of such Nissan Vehicle by Dealer to any buyer. Dealer shall make available to the buyer of each Nissan Product prior to the purchase of such Nissan Product, copies of such applicable warranties as may be furnished by Seller. Dealer shall also provide to the buyer of each Nissan Product, in full and without modification, any owner's manual, warranty booklet or other owner information which Seller may provide to Dealer for delivery with such Nissan Product. Dealer agrees to abide by and implement in all other respects Seller's warranty procedures then in effect.

                          SECTION 11.  INDEMNIFICATION

         A.      Indemnification of Dealer.

         Subject to Section 11.C, and upon Dealer's written request, Seller shall:

                 1. Defend Dealer against any and all claims that during the term of this Agreement may arise, commence or be asserted against Dealer in any action concerning or alleging:

                          (a)     Bodily injury or property damage arising out
of an occurrence caused solely by a manufacturing defect or alleged manufacturing defect in a Nissan Product supplied by Seller, except for any manufacturing defect in tires, provided that the defect could not have reasonably been discovered by Dealer during the pre-delivery inspection of the product required by Section 5.B.1 of this Agreement;

                          (b)     Bodily injury or property damage arising out
of an occurrence caused solely by a defect or alleged defect in the design of a Nissan Product supplied by Seller, except for a defect or alleged defect in the design of tires; and

                          (c)     Any substantial damage occurring to a new
Nissan Product and repaired by Seller from the time the product left the manufacturer's assembly plant to the time it was delivered to Dealer's designated location or to a carrier for transportation to Dealer, whichever occurred first, provided Seller failed to notify Dealer of such damage and repair prior to delivery of the product to the first retail customer; and

                          (d)     Breach of Seller's warranty of a Nissan
Product which is not, in whole or part, the result of Dealer's sales, service or repair practices or conduct; and

                 2. Indemnify and hold Dealer harmless from any and all settlements made which are approved by Seller and final judgments rendered with respect to any claims described in Section 11.A.1; provided, however, that Seller shall have no obligation to indemnify or hold Dealer harmless unless
Dealer: (i) promptly notifies Seller of the assertion of such claim and the commencement of such action against Dealer; (ii) cooperates fully in the defense of such action in such manner and to such extent as Seller may reasonably require; (iii) consents to the employment of attorneys selected by Seller and agrees to waive any conflict of interest then existent or which may later arise, thereby enabling Seller's selected attorneys to represent Seller and/or the manufacturer of a Nissan Product throughout the defense of the claim; and (iv) withdraws any actions (including cross-claims) filed against Seller or the manufacturer of a Nissan Product arising out of the circumstances for which Dealer seeks indemnity. Dealer shall pay all costs of its own defense incurred prior to Seller's assumption of Dealer's defense and thereafter to the extent the Dealer employs attorneys in addition to those selected by Seller.

                 3. Seller may offset any recovery on Dealer's behalf against any indemnification that may be required under this Section 11 including, without limitation, attorneys' fees paid by Seller pursuant to this
Section 11.A and the amount of any settlement or judgment paid by Seller.

         B.      Indemnification of Seller.

                 Subject to Section 11.C and upon Seller's written request, Dealer shall:

                 1. Defend Seller against any and all claims that during the term of this Agreement may arise, commence or be asserted against Seller in any action concerning or alleging:

                          (a)     Dealer's failure to comply, in whole or in
part, with any obligation of Dealer under this Agreement;

                          (b)     Any negligence, error, omission or act of
Dealer in connection with the preparation, repair or service (including warranty service, goodwill adjustments, and campaign inspections and corrections) by Dealer of Nissan Products;

                          (c)     Any modification or alteration made by or on
behalf of Dealer to a Nissan Product, except those made pursuant to the express written instruction or with the express written approval of Seller;

                          (d)     Dealer's breach of any agreement between
Dealer and Dealer's customer or other third party;

                          (e)     Misleading, libelous or tortious statements,
misrepresentations or deceptive or unfair practices by Dealer, directly or indirectly, to Seller, a customer or other third party including, without limitation, Dealer's failure to comply with Section 6.B of this Agreement;

                          (f)     Dealer's breach of any contract or warranty
other than a contract with or warranty of Seller or the manufacturer of a Nissan Product; or

                          (g)     Any change in the employment status or in the
terms of employment of any officer, employee or agent of Dealer or of any Principal Owner, Other Owner or Executive Manager including but not limited to, claims for breach of employment contract, wrongful termination or discharge, tortious interference with contract or economic advantage, and similar claims; and

                 2. Indemnify and hold Seller harmless from any and all settlements made and final judgments rendered with respect to any claims described in Section 11.B.1; provided, however, that Dealer shall have no obligation to indemnify or hold Seller harmless unless Seller: (i) promptly notifies Dealer of the assertion of such claim and the commencement of such action against Seller; (ii) cooperates fully in the defense of such action in such manner and to such extent as Dealer may reasonably require; (iii) consents to the employment of attorneys selected by Dealer and agrees to waive any conflict of interest then existent or which may later arise, thereby enabling Dealer's selected attorneys to represent Dealer throughout the defense of the claim; and
(iv) withdraws any actions (including cross-claims) filed against Dealer arising out of the circumstances for which Seller seeks indemnity. Seller shall pay all costs of its own defense incurred prior to Dealer's assumption of Seller's defense and thereafter to the extent that Seller employs attorneys in addition to those selected by Dealer.

         C.      Conditions and Exceptions to Indemnification.

                 1. If the allegations asserted in any action or if any facts established during or with respect to any action would require Seller to defend and indemnify Dealer under Section 11.A and Dealer to defend and indemnify Seller under Section 11.B, Seller and Dealer shall each be responsible for its own defense in such an action and there shall be no obligation or responsibility in connection with any defense, judgment, settlement or expenses of such action as between Seller and Dealer.

                 2. In undertaking its obligations to defend and/or indemnify each other, Dealer and Seller may make their defense and/or indemnification conditional on the continued existence of the state of facts as then known to such party and may provide for the withdrawal of such defense and/or indemnification at such time as facts arise which, if known at the time of the original request for a defense and/or indemnification, would have caused either Dealer or Seller to refuse such request. In the event that subsequent developments in a case make clear that the allegations which initially justified acceptance of a request for a defense and/or indemnification are no longer at issue therein or that the claims no longer meet the description of those for which indemnification is required hereunder, any party providing a defense and/or indemnification hereunder may terminate such defense and/or indemnification of the other party. The party withdrawing from its defense and/or indemnification to defend and/or indemnify shall give notice of its withdrawal to the indemnifying party. Moreover, the withdrawing party shall be responsible for all costs and expenses of defense up to the date of the other party's receipt of the notice of withdrawal.

                            SECTION 12.  TERMINATION

         A.      Termination Due to Certain Acts or Events.

                 The following represent events which are within the control of or originate from actions taken by Dealer or its management or owners and which are so contrary to the intent and purpose of this Agreement that they warrant its termination:

                 1. Any actual or attempted sale, transfer, assignment or delegation, whether by operation of law or otherwise, by Dealer of an interest in or right, privilege or obligation under this Agreement, or of the principal assets necessary for the performance of Dealer's responsibilities under this Agreement, without, in either case, the prior written consent of Seller have been obtained, which consent shall not be unreasonably withheld;

                 2. Subject to the provision of Section 14 hereof, a change, by operation of law or otherwise, in the direct or indirect ownership of Dealer, whether voluntary or involuntary, from that set forth in the Final Article of this Agreement, except as expressly permitted herein, without the prior written consent of Seller having been obtained, which consent shall not be unreasonably withheld;

                 3. Removal, resignation, withdrawal or elimination from Dealer for any reason of the Executive Manager of Dealer; provided, however, Seller shall give Dealer a reasonable period of time within which to replace such person with an Executive Manger satisfactory to Dealer and Seller in accordance with Article Fourth of this Agreement; or the failure of Dealer to retain an Executive Manager who, in accordance with Article Fourth of this Agreement, in Seller's reasonable opinion, is competent, possesses the requisite qualifications for the position, and who will act in a manner consistent with the continued best interests of both Seller and Dealer;

                 4. The failure of Dealer to maintain the Dealership Facilities open for business or to conduct all the Dealership Operations required by this Agreement during and for not less than the hours customary and lawful in Dealer's Primary Market Area or in the metropolitan area in which Dealer is located for seven (7) consecutive days, unless such failure is caused by fire, flood, earthquake or other act of God;

                 5. Any undertaking by Dealer to conduct, directly or indirectly, any of the Dealership Operations at a location or facility other than that which is specified in the current Dealership Facilities Addendum for that Dealership Operation;

                 6. The failure of Dealer to establish or maintain wholesale financing arrangements which are in accordance with Seller's Guides and which are reasonably acceptable to Seller with banks or other financial institutions approved by Seller for use in connection with Dealer's purchase of Nissan Vehicles, unless Seller shall have agreed to accept another medium of payment;

                 7. Insolvency of Dealer; voluntary institution by Dealer of any proceeding under the federal bankruptcy laws or under any state insolvency law; institution against Dealer of any proceeding under the federal bankruptcy laws or under any state insolvency law which is not vacated within thirty (30) days from the institution thereof; appointment of a receiver, trustee or other officer having similar powers for Dealer or Dealer's business, provided such appointment is not vacated within thirty (30) days of the date of such appointment; execution by Dealer of an assignment for the benefit of creditors; or any levy under attachment, foreclosure, execution or similar process whereby a third party acquires rights to a significant portion of the assets of Dealer necessary for the performance of Dealer's responsibilities under this Agreement or to the operation or ownership of Dealer, which is not within thirty (30) days from the date of such levy vacated or removed by payment or bonding;

                 8. Any material misrepresentation by Dealer or any person named in the Final Article of this Agreement as to any fact relied on by Seller in entering into, amending or continuing with this Agreement including, without limitation, any representation concerning the ownership, management or capitalization of Dealer;

                 9. The conviction in a court of original jurisdiction of Dealer or of any Principal Owner or Executive Manager of a crime affecting the Dealership Operations or of any felony; provided, however, that a convicted Executive Manager's ownership interest in Dealer shall not be an event warranting termination of this Agreement if the individual is no longer employed by Dealer or involved in any way in the management or operation of Dealer and Dealer has made reasonable efforts to obtain the individual's divestiture of his ownership interest in Dealer; or any willful failure of Dealer to comply with the provisions of any laws, ordinances, rules, regulations, or orders relating to the conduct of its Dealership Operations including, without limitation, the sale and servicing of Nissan Products.

                 10. Knowing submission by Dealer to Seller of: (i) a false or fraudulent report or statement; (ii) a false or fraudulent claim (or statement in support thereof), for payment, reimbursement or for any discount, allowance, refund, rebate, credit or other incentive under any plan that may be offered by Seller, whether or not Dealer offers or makes restitution; (iii) false financial information; (iv) false sales reporting data; or (v) any false report or statement relating to pre-delivery inspection, testing, warranties, service, repair or maintenance required to be performed by Dealer.

                 Upon the occurrence of any of the foregoing events, Seller may terminate this Agreement by giving Dealer notice thereof, such termination to be effective upon the date specified in such notice, or such later date as may be required by any applicable statute.

         B.      Termination by Seller for Non-Performance by Dealer.

                 1. If, based upon the evaluations thereof made by Seller, Dealer shall fail to substantially fulfill its responsibilities with respect to:

                          a.      Sales of new Nissan Vehicles and the other
responsibilities of Dealer set forth in Section 3 of this Agreement;

                          b.      Maintenance of the Dealership Facilities and
the Dealership Location set forth in Section 2 of this Agreement;

                          c.      Service of Nissan Vehicles and sale and
service of Genuine Nissan Parts and Accessories and the other responsibilities of Dealer set forth in Section 5 of this Agreement;

                          d.      The other responsibilities assumed by Dealer
in this Agreement including, without limitation, Dealer's failure to:

                                  (i)      Timely submit accurate sales,
         service and financial information concerning its Dealership Operations, ownership or management and related supporting data, as required under this Agreement or as may be reasonably requested by Seller;

                                  (ii)     Permit Seller to make an examination
         or audit of Dealer's accounts and records concerning its Dealership Operations after receipt of notice from Seller requesting such permission or information;

                                  (iii)    Pay Seller for any Nissan Products
         or any other products or services purchased by Dealer from Seller, in accordance with the terms and conditions of sale; or

                                  (iv)     Maintain net worth and working
         capital substantially in accordance with Seller's Guides therefor; or

         2.      In the event that any of the following occur:

                 (i) any dispute, disagreement or controversy between or among Dealer and any third party or between or among the owners or management personnel of Dealer relating to the management or ownership of Dealer develops or exists which, in the reasonable opinion of Seller, tends to adversely affect the conduct of the Dealership Operations or the interests of Dealer or Seller; or

                 (ii) any other act or activity of Dealer, or any of its owners or management occurs, which substantially impairs the reputation or financial standing of Dealer or of any of its management subsequent to the execution of this Agreement:

                 Seller will notify Dealer of such failure and will review with Dealer the nature and extent of such failure and the reasons which, in Seller's or Dealer's opinion, account for such failure.

                 Thereafter, Seller will provide Dealer with a reasonable opportunity to correct the failure. If Dealer fails to make substantial progress towards remedying such failure before the expiration of such period, Seller may terminate this Agreement by giving Dealer notice of termination, such termination to be effective at least ninety (90) days after such notice is given.

                 During such period Dealer will commence such actions as may be necessary so that the termination obligations of Seller and Dealer set forth in this Agreement may be fulfilled as promptly as practicable.

         C. Termination Because of Death of Physical or Mental Incapacity of Principal Owner.

         This Agreement is a personal services agreement and has been entered into by Seller in reliance on Dealer's being owned by the Principal Owner(s). Seller (subject to Section 14 hereof) may terminate this Agreement by giving notice to Dealer upon the death of any of the Principal Owners(s) or if Seller in good faith determines that any Principal Owner is so physically or mentally incapacitated as to be unable to discharge his or her responsibility to the operating management of Dealer. Unless deferred as hereinafter provided, the effective date of such termination shall be not less than ninety (90) days from the date such notice is given to Dealer.

         To facilitate the orderly termination of the business relationship between Seller and Dealer and of the Dealership Operations, Seller may, in its sole discretion, defer the effective date of such termination and continue to operate with Dealer under the terms of this Agreement for a period of time, to be determined by Seller, of up to one (1) year from the date such notice of termination is given if within sixty (60) days from the date of said notice, the executor or representative of the deceased or incapacitated Principal Owner or a surviving Principal Owner shall give to Seller written request for such deferment. This Agreement shall automatically terminate without further notice or action by Seller upon the expiration of any such deferment.

         D.      Termination for Failure of Seller or Dealer to be Licensed.

         If Seller or Dealer shall fail to secure or maintain any license, permit or authorization required by either of them for their performance of any obligation under or in connection with this Agreement, or if such license, permit or authorization is suspended or revoked, irrespective of the cause, and such suspension or revocation continues for a period of seven (7) days, either party may immediately terminate this Agreement by giving notice to the other party.

         E.      Termination by Dealer.

         Dealer has the right to terminate this Agreement at any time by giving notice to Seller, such termination to be effective thirty (30) days after the giving of such notice (unless the thirty (30) day notice period is waived in writing by Seller) or on such other date as may be mutually agreed to in writing by Seller and Dealer.

         F. Termination by Seller Because of a Change of Seller's Method of Distribution or Decision by Seller to Cease Distribution of Nissan Vehicles.

         If Seller should elect to be required to discontinue its present method of distributing Nissan Vehicles, or if Seller should elect or be required to cease selling or distributing Nissan Vehicles, Seller may terminate this Agreement by giving Dealer notice and such termination will be effective not less than one (1) year after such notice is given.

         G.      Termination Upon Entering Into a New Sales and Service
Agreement.

         Seller may terminate this Agreement at any time by giving Dealer at least ninety (90) days prior notice thereof and offering to enter into a new or amended form of Agreement with Dealer in a form being offered generally to Authorized Nissan Dealers.

         Unless otherwise agreed in writing, the rights and obligations of Dealer that may otherwise become applicable upon termination or expiration of the term of this Agreement shall not be applicable if Seller and Dealer enter into a new or superseding Dealer Sales and Service Agreement, and the rights and obligations of the parties hereunder shall continue under the terms and provisions of the new agreement.

         Dealer's performance under any prior agreement may be considered by Seller in evaluating Dealer's performance under this, or any succeeding, agreement.

              SECTION 13.  RIGHTS AND LIABILITIES UPON TERMINATION

         A.      Termination Procedures.

                 1. Upon termination of this Agreement by either Seller or Dealer for any reason, Dealer shall cease to be an Authorized Nissan Dealer, and Dealer shall: (i) immediately discontinue the distribution and sale of Nissan Products as an Authorized Nissan Dealer; and (ii) at its own expense (a) erase or obliterate all Nissan marks and any word or words indicating that Dealer is an Authorized Nissan Dealer from the stationery, forms and other papers used by Dealer or any business associated or affiliated with Dealer; (b) discontinue all advertising of Dealer as an Authorized Nissan Dealer; (c) take all steps necessary to remove any listing in any telephone directory yellow pages advertisement indicating that Dealer is an Authorized Nissan Dealer; (d) discontinue any use of any Nissan Mark in Dealer's firm or trade name and take all steps necessary or appropriate in the opinion of Seller to change such firm or trade name to eliminate any Nissan Mark therefrom; (e) discontinue or cause to be discontinued all other use of the Nissan Marks; (f) refrain from doing anything, whether or not specified above, that would indicate that Dealer is or was an Authorized Nissan Dealer; and (g) refrain from using, either directly or indirectly, any Nissan marks or any other confusingly similar marks, names, logos or designs in a manner likely to cause confusion or mistake or to deceive the public. If Dealer fails to comply with any requirement of this Section 13.A.1, Dealer shall reimburse Seller for all costs and expenses, including reasonable attorney's fees, incurred by Seller in effecting or enforcing compliance;

                 2. Termination of this Agreement will not release Dealer or Seller from the obligation to pay any amounts owing the other;

                 3. Subject to Section 13.E, Seller shall process all claims and make all payments due for all labor provided and all parts and/or other materials used by Dealer pursuant to Sections 5.B.2 and 5.B.3 prior to the effective date of termination as provided in the Warranty Manual. Dealer shall cease, as of the effective date of termination, to be eligible to receive reimbursement for any work thereafter performed or parts thereafter supplied under any warranty, campaign inspections or corrections and any other adjustment previously authorized by Seller.

                 4. Dealer shall, upon Seller's request, deliver to Seller or its designee copies of Dealer's records with respect to pre-delivery, warranty, goodwill campaign and other service work of Dealer.

         B.      Repurchases by Seller upon Termination.

         Upon termination other than pursuant to a sale or transfer, Seller shall buy from Dealer and Dealer shall sell to Seller, within ninety (90) days after the effective date of termination:

                 1. All new, unused, undamaged, unlicensed, then current and immediate previous model year Nissan Vehicles which were purchased by Dealer from Seller and are then the unencumbered property of and in the possession of Dealer or Dealer's flooring and/or financing institution. The price for such vehicles shall be the invoice price previously paid by Dealer therefor, less Seller's destination charges, all allowances paid or applicable allowances offered thereon by Seller, any amount paid by Seller to Dealer for pre-delivery inspection and service with respect to such vehicles pursuant to
Section 5.B, any dealer association collection, and any other charge for taxes or special items or service. Seller shall also repurchase Genuine Nissan Accessories which have been installed in such Nissan Vehicles which accessories are listed in the current parts and accessories price list (except those items marked "not eligible") at the prices set forth on Seller's then current parts and accessories price list.

                 2. Subject to Section 13.C, all new, unused, undamaged and resalable Genuine Nissan Parts and Accessories which are still in the original and undamaged packages, were purchased from Seller, are listed in the current parts and accessories price list (except those items marked "not eligible"), and are then the unencumbered property of and in the possession of Dealer. The prices for such Genuine Nissan Parts and Accessories shall be the prices set forth in Seller's then current parts and accessories price list.

                 3. Subject to Section 13.C, all special tools and equipment owned by Dealer and which are unencumbered and in the possession of Dealer on the effective date of termination which were designed especially for servicing Nissan Vehicles, are of the type recommended in writing by Seller and designated as "essential" tools in accordance with Seller's Guides or other notices pertaining thereto from Seller, are in usable and good condition, except for reasonable wear and tear, and were purchased by Dealer from Seller within the three (3) year period preceding the date of termination. Seller's purchase price for such essential tools shall be calculated at Dealer's purchase price reduced by straight-line depreciation on the basis of a useful life of thirty-six (36) months.

                 Dealer's and Seller's obligations with respect to the signs located at the Dealership Facilities shall be determined in accordance with the Dealership Identification Addendum between Seller and Dealer.

         C.      Dealer's Responsibilities with Respect to Repurchase.

         Seller's obligation to repurchase Genuine Nissan Vehicles, Genuine Nissan Parts and Accessories, and essential tools from Dealer is conditioned on Dealer's fulfilling its responsibilities under this Section 13.C as follows:

                 1. Immediately following the effective date of termination of this Agreement, Dealer shall furnish to Seller a list of vehicle identification numbers and such other information and documents as Seller may require pertaining to the Nissan Vehicles subject to the repurchase obligations of Section 13.B.1. Dealer shall deliver all such vehicles in accordance with Seller's instructions.

                 2. Within thirty (30) days after the effective date of termination of this Agreement, Dealer shall deliver or mail to seller a detailed inventory of all of the items referred to in Sections 13.B.2 and 13.B.3. Within thirty (30) days of its receipt of such inventory, Seller shall provide Dealer with instructions as to the procedures to be followed in returning such items to Seller. Dealer shall, at its expense, tag, pack and deliver all such items to Seller at Seller's designated parts distribution center in accordance with such instructions.

                 Should Dealer fail to comply with the responsibilities listed above, Seller shall have no obligation to repurchase any such items from Dealer; provided, however, that Seller shall have the right, but no obligation, to enter into the Dealership Facilities for the purpose of compiling an inventory, tagging, packing and shipping such items to Seller's designated parts distribution center. If Seller undertakes any such responsibilities of Dealer, the repurchase prices of such items shall be fifteen percent (15%) less than the repurchase prices otherwise applicable under Section 13.B.

         D.      Title to Repurchased Property.

         With respect to any items of property repurchased by Seller pursuant to this Section 13, Dealer shall take such action and shall execute and deliver such instruments as may be necessary: (i) to convey good and marketable title to all such items of property; (ii) to comply with the requirements of any applicable law relating to bulk sales and transfers; and (iii) to satisfy and discharge any liens or encumbrances on such items of property prior to delivery thereof to Seller.

         E.      Payment.

         Seller shall make all payments to Dealer pursuant to this Section 13 within ninety (90) days after Seller's receipt of all items to be repurchased by it and provided Dealer has fulfilled all of its obligations under this
Section 13; provided, however, that Seller shall be entitled to offset against such payments any and all indebtedness or other obligations of Dealer to Seller. Seller may make any payment for any property repurchased pursuant to this Section 13 directly to anyone having a security or ownership interest therein.

         F.      Cancellation of Deliveries.

         Upon termination of this Agreement Seller shall have the right to cancel all shipments of Nissan Products scheduled for delivery to Dealer.
After the effective date of termination, if Seller shall voluntarily ship any Nissan Products to Dealer, or otherwise transact business with Dealer, all such transactions will be governed by the same terms provided in this Agreement, insofar as those terms would have been applicable had the Agreement not been terminated. Nevertheless, neither the shipping of such Nissan Products nor any other acts by Seller shall be construed as a waiver of the termination or a renewal or extension of this Agreement.

                 SECTION 14.  ESTABLISHMENT OF SUCCESSOR DEALER

         A.      Because of Death of Principal Owner.

         If Seller shall terminate this Agreement pursuant to Section 12.C because of the death of a Principal Owner, the following provisions shall apply:

                 1. Subject to the other provisions of this Section 14, Seller shall offer a two (2) year Term Sales and Service Agreement to a successor dealership ("Successor Dealership") comprised of the person nominated by such deceased Principal Owner as his or her successor, together with the other Principal Owner(s) and Other Owner(s), provided that:

                          (a)     The nomination was submitted to Seller on a
Successor Addendum, was consented to by the remaining Principal Owner(s) and Other Owners(s), and was approved by Seller prior to the death of such Principal Owner;

                          (b)     Either (i) there has been no change in the
Executive Manager of Seller; or (ii) Seller has approved a candidate for Executive Manager having the required qualifications, expertise, integrity, experience and ability to successfully operate the dealership and perform Dealer's obligations under this Agreement; and

                          (c)     The Successor Dealers has capital and
facilities substantially in accordance with Seller's Guides therefor at the time the Term Sales and Service Agreement is offered.

                 2. If the deceased Principal Owner has not nominated a successor in accordance with Section 14.A.1(a) above, but all of the beneficial interest of the deceased Principal Owner has passed by will or the laws of intestate succession directly to the deceased Principal Owner's spouse and/or children or to one (1) or more other Principal Owners who each held not less than a twenty-five percent (25%) beneficial ownership interest in the dealership prior to the death of the deceased Principal Owner (collectively "proposed New Owners"), subject to the other provisions of this Section 14, Seller shall offer a two (2) year Term Sales and Service Agreement to a Successor Dealership composed of the Proposed New Owner(s), together with the other Principal Owner(s) and Other Owner(s), provided that:

                          (a)     Either (i) there has been no change in the
Executive Manager of Dealer, or (ii) Seller has approved a candidate for Executive Manager having the required qualifications, expertise, integrity, experience and ability to successfully operate the dealership and perform Dealer's obligations under this Agreement; and

                          (b)     The Successor Dealership has capital and
facilities substantially in accordance with Seller's Guides therefor at the time the Term Sales and Service Agreement is offered.

         B.      Consideration of Successor Addendum.

         To be named in the Successor Addendum, a proposed Principal Owner or Executive Manger must (i) be employed by Dealer or a comparable automotive dealership as his principal place of employment; (ii) be already qualified as a Principal Owner or Executive Manager, as the case may be; and (iii) otherwise be acceptable to Seller as provided below.

         Upon receipt of a request from Dealer that one or more individuals be named in a Successor Addendum, Seller shall request those named to submit an application and to provide all personal and financial information that Seller may reasonably and customarily require in connection with the review of such applications. Seller, upon the submission of all requested information, will determine whether to consent to a Successor Addendum naming such individuals by applying its criteria for considering the qualifications of Principal Owners or Executive Mangers, as the case may be.

         C.      Termination of Successor Addendum.

         Dealer may, at any time, withdraw a nomination of a Successor even if Seller previously has qualified the candidate, or cancel an executed Successor Addendum by giving notice to Seller of such withdrawal at any time prior to the death or incapacity of any Principal Owner named in this Agreement. Seller may cancel an executed Successor Addendum only if the proposed Principal Owner or Executive Manager no longer complies with the requirements of this Section 14.

         D.      Evaluation of Successor Dealership.

         During the term of the Term Sales and Service Agreement, Seller will evaluate the performance of the Successor Dealership and periodically review with the new Dealer this evaluation. If the Successor Dealership's performance is deemed to be satisfactory to Seller during the Term Sales and Service Agreement, Seller will give first consideration to such Successor Dealership with respect to a new Sales and Service Agreement.

         E.      Termination of Market Representation.

         Notwithstanding anything stated or implied to the contrary in this
Section 14, Seller shall not be obligated to offer a Term Sales and Service Agreement to any Successor Dealership if Seller notified Dealer prior to the event causing the termination of this Agreement that Seller's market representation plans do not provide for continuation of representation in Dealer's Primary Market Area.

         F.      Termination of Offer.

         If the person or persons comprising a proposed Successor Dealership to which any offer of a Term Sales and Service Agreement for Nissan Products shall have been made pursuant to this Section 14 do not accept same within thirty
(30) days after notification to them of such offer, such offer shall automatically expire.

         SECTION 15.  SALE OF ASSETS OF OWNERSHIP INTERESTS IN DEALER.

         A.      Sale or Transfer.

         Article Third of this Agreement provides that neither this Agreement nor any right or interest herein may be assigned without the prior written consent of Seller. However, during the term of this Agreement, Dealer may negotiate for the sale of the assets of Dealer, or the owners of Dealer may negotiate the sale of their ownership interests in Dealer, upon such terms as may be agreed upon by them and the prospective purchaser. With respect to any sale or transfer which requires Seller's prior written consent under Article Third of this Agreement, Dealer shall notify Seller prior to any closing of the transaction called for by the purchase and sale agreement, and the prospective purchaser shall apply to Seller for a Sales and Service Agreement.

         B.      Seller's Evaluation.

         Seller is responsible for establishing and maintaining an effective body of Authorized Nissan Dealers to promote the sale and servicing of Nissan Products. Accordingly, Seller has the right and obligation to evaluate each prospective dealer, its owner(s) and executive manager, the dealership location and the dealership facilities to ensure that each of the foregoing is adequate to enable Dealer to meet its responsibilities hereunder. Seller will evaluate each prospective purchaser's qualifications and proposal for the conduct of the Dealership Operations by applying the standards set forth or referred to in this Agreement. In determining whether it shall consent to such a sale or transfer, Seller will take into account factors such as the personal, business and financial qualifications, expertise, reputation, integrity, experience and ability of the proposed Principal Owners(s) and Executive Manager as referred to in Articles Third and Fourth of this Agreement, the capitalization and financial structure of the prospective dealer, the prospective purchaser's proposal for conducting the Dealership Operations, and Seller's interest in promoting and preserving competition.

         In evaluating the prospective purchaser's application for a Sales and Service Agreement, Seller may, without liability to Dealer, Dealer's Owners or the prospective purchaser, consult with the prospective purchaser regarding any matter relating to the proposed dealership.

         Seller shall notify Dealer of Seller's consent or refusal to consent to Dealer's proposed sale or transfer within sixty (60) days after Seller has received from Dealer (i) Dealer's written request for Seller's approval; and
(ii) all applications and information customarily or reasonably requested by Seller to evaluate such a proposal including without limitation, information concerning each proposed owner's and/or the replacement dealer's identity, character, business affiliations, business experience, financial qualifications and proposals for conducting the Dealership Operations. Any material change in such a proposal including, without limitation, any change in the financial terms or in the proposed ownership or management of any proposed replacement dealer, shall be treated as a new proposal for purposes of this Section 15.B. If Seller does not consent to Dealer's proposed sale or transfer, Seller will specify in its notice to Dealer the reasons for its refusal to consent.

         If Seller determines that the proposed dealership would not, at the commencement of its operations, have capital or facilities in accordance with Seller's Guides therefor and otherwise satisfactory to Seller, or if Seller reasonably determines that the proposed dealership might not meet Seller's performance standards in sales or service, Seller may, in its sole discretion and in lieu of refusing to consent to the proposed sale or transfer, agree to enter into a Term Sales and Service Agreement with the prospective purchaser. If Seller has recommended, pursuant to a market study conducted in accordance with Section 4.A., that Dealer relocate its Dealership Facilities, Seller may offer to the proposed dealer a Term Sales & Service Agreement subject to the condition that its Dealership Facilities shall be relocated within a reasonable time to a location and in facilities acceptable to Seller and in accordance with the market study recommendations.

         Notwithstanding anything stated or implied to the contrary in this
Section 15, Seller shall not be obligated to enter into a Sales and Service Agreement with any purchaser of the assets or ownership interests of Dealer if Seller has notified Dealer prior to its having received notice of the proposed sale or transfer that Seller's market representation plans do not provide for continuation of representation in Dealer's Primary Market Area.

         C.      Effect of Termination.

         This Agreement shall end on the effective date of termination and, except as otherwise set forth in Section 13, all rights, obligations, duties and responsibilities of Dealer and Seller under this Agreement shall cease as of the effective date of termination. No assignment, transfer or sale of Dealer's right or interest in this Agreement shall have the effect of granting the assignee, transferee or buyer any right or interest in this Agreement that is greater than or in addition to that then held by Dealer. Any such assignment, transfer or sale shall be subject to the terms of any written notice of deficiency under Section 12.B or any written notice of termination under Sections 12.A, 12.B, 12.C, 12.D, 12.E or 12.F that was previously received by Dealer, including but not limited to Dealer's obligation to correct any failure before the expiration date of any period established in any such notice of deficiency. No such assignment, transfer or sale shall correct any such deficiency or extent the effective date of termination specified in any written notice of termination.

                        SECTION 16.  POLICY REVIEW BOARD

         A.      Establishment of Policy Review Board.

         In the interest of maintaining harmonious relations between Seller and Dealer and to provide for the resolution of certain protests, controversies and claims with respect to or arising out of Section 4, Section 12 or Section 13 of this Agreement, Seller has established the Nissan Motor Corporation in U.S.A. Policy Review Board ("Policy Review Board"). The procedures of the Policy Review Board, as they may be revised by Seller from time to time, are incorporated herein by reference. At the time of execution of this Agreement, Seller will have furnished to Dealer a copy of each revision or modification that Seller may thereafter make to such procedures. Any decision of the Policy Review Board shall represent the independent decision of Seller and shall be binding on Seller but not on Dealer.

         B.      Appeal of Dealer Appointment to Policy Review Board.

         Any objections by Dealer to the proposed appointment of an additional Nissan dealer within the ten (10) mile driving distance described in Section 4.B shall be appealed to the Policy Review Board by filing a Notice of Appeal in accordance with the procedures established therefor within thirty (30) days from the date of Dealer's receipt of the Notice of Appointment.

         C.      Appeal of Termination to Policy Review Board.

         Any protests, controversies or claims by Dealer (whether for damages, stay of action, or otherwise) with respect to any termination of this Agreement or the settlement of the accounts of Dealer with Seller after termination of this Agreement has become effective shall be appealed to the Policy Review Board by filing an appeal in accordance with the procedures established therefor within thirty (30) days after Dealer's receipt of notice of termination or, as to settlement of accounts after termination, within one (1) year after the termination has become effective.

         D.      Effect of Other Proceedings.

         Because the purpose of the Policy Review Board is to assist in resolving issued between Seller and Dealer in a non-adversarial setting and to avoid litigation, if Dealer institutes or seeks any relief or remedy through legal, administrative or other proceedings as to any matter that is or could be the subject of an appeal to the Policy Review Board, then the Policy Review Board may, in its sole discretion, elect to refuse to consider any appeal to the Policy Review Board then pending or thereafter filed by Dealer relating to such subject matter.

         Dealer further agrees that Dealer's seeking such relief or remedy shall constitute a waiver of any right to an appeal to the Policy Review Board with respect to such subject matter and Seller and the Policy Review Board shall be forever released from any obligation they might otherwise have had to conduct any proceedings, render any decision or take any other action in connection with such subject matter.

                              SECTION 17.  GENERAL

         A.      Notices.

         All notices or notifications required or permitted to be given by this Agreement to either party shall be sufficient only if given in writing and delivered personally or by mail to Dealer at the address set forth on the Dealership Facilities Addendum to this Agreement and to Seller at its national headquarters, or at such other address as the party to be addressed may have previously designated by written notice to the other party. Unless otherwise specified in the notice, such notices shall be effective upon receipt.

         B.      No Implied Waivers.

         The waiver by either party, or the delay or failure by either party to claim a breach, of any provision of this Agreement shall not affect the right to require full performance thereafter, nor shall it constitute a waiver of any subsequent breach, or affect in any way the effectiveness of such provision.

         C.      No Agency.

         Dealer is an independently operated business entity in which Seller has no ownership interest. This Agreement does not constitute Dealer the agent or legal representative of Seller or Manufacturer for any purpose whatsoever. Dealer is not granted any express or implied right or authority to assume or create any obligation on behalf of or in the name of Seller or Manufacturer or to bind Seller or Manufacturer in any manner or thing whatsoever.

         D.      Limitations of Seller's Liability.

         This Agreement contemplates that all investments by or in Dealer shall be made, and Dealer shall purchase and resell Nissan Products, in conformity with the provisions hereof, but otherwise in the discretion of Dealer. Except as herein specified, nothing herein contained shall impose any liability on Seller in connection with the business of Dealer or otherwise or for any expenditures made or incurred by Dealer in preparation for performance or in performance of Dealer's responsibilities under this Agreement.

         E.      Entire Agreement.

         This agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and may be amended only by a written instrument executed by each of the parties or their respective personal representatives, successors and/or assigns. This Agreement supersedes any and all prior agreements with respect to the subject matter hereof, and there are no restrictions, promises, warranties, covenants or undertakings between the parties other than those expressly set forth in this Agreement; provided, however, Seller shall have the right to amend, modify or change this Agreement in case of legislation, government regulations or changes in circumstances beyond the control of Seller that might affect materially the relationship between Seller and Dealer as further provided in Section 17.G.

         F.      California Law.

         This Agreement shall be deemed to have been entered into in the State of California, and all questions concerning the validity, interpretation or performance of any of its terms or provisions, or of any rights or obligations of the parties hereof, shall be governed by and resolved in accordance with the internal laws of the State of California including, without limitation, the statute of limitations.

         G.      Changes Required by Law.

         Should Seller determine that any federal or state legislation or regulation or any condition referred to in Section 17.E requires a change or changes in any of the provisions of this Agreement, Seller may offer to Dealer an amendment or an amended Agreement embodying such change or changes. If Dealer shall fail to execute such amendment or amended Agreement and return it to Seller within thirty (30) days after it is offered Dealer, Seller may terminate this Agreement by giving notice to Dealer, such termination to become effective upon receipt by Dealer of such notice.

         H.      Severability.

         If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be found to be invalid, void or unenforceable, the remaining provisions and any application thereof shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

         I.      Assignment.

         Dealer shall not transfer or assign any right or transfer or delegate any obligation of Dealer under this Agreement without the prior written approval of Seller. Any purported transfer, assignment or delegation made without the prior written approval of Seller shall be null and void.

         J.      No Franchise Fee.

         Dealer represents and warrants that it has paid no fee, nor has it provided any goods or services in lieu of a fee, as consideration for Seller's entering into this Agreement and that the sole consideration for Seller's entering into this Agreement was Dealer's Principal Owners' and Executive Manager's abilities, integrity, assurances of personal services and expressed intention to deal fairly and equitably with Seller and the public and any other promises recited in this Agreement.

         K.      Captions.

         The captions of the sections of this Agreement are for convenience and reference only and shall in no way be construed to explain, modify, amplify, or aid in the interpretation, construction or meaning of the provisions of this Agreement or to be a part of this Agreement.

         L.      Benefit.

         This Agreement is entered into by and between Seller and Dealer for their sole and mutual benefit. Neither this Agreement nor any specific provision contained in it is intended or shall be construed to be for the benefit of any third party.